                                  F O R M   8 - K


                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 16, 1999

                              DESTIA COMMUNICATIONS, INC.
                              (Formerly Econophone, Inc.)
            (Exact name of each registrant as specified in its charter)

                                     Delaware
                   (State or other jurisdiction of incorporation)

      33-33117                                     11-3132722
(Commission File Number)                (IRS Employer Identification No.)

                                 95 Rte. 17 South
                                 Paramus, NJ 07652
                (Address of principal executive offices and zip code)

          Registrant's telephone number, including area code: (201) 226-4500

 Item 5. Other Events.

     On April 16, Destia Communications, Inc. (the "Company") filed a second amendment to a registration statement on Form S-1 (the "Registration Statement"), initially filed with the Securities and Exchange Commission (the "Commission") on January 29, 1999 and amended on February 17, 1999, for an initial Public offering of its common stock.

     Included below are the "Selected First Quarter 1999 Results" that appeared in the prospectus summary of the Registration Statement and selected portions of the "Risk Factors" section of the Registration Statement, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of the Registration Statement. The inclusion of such information is for disclosure purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase shares of the Company's common stock or any other securities of the Company.

     Some of the statements contained herein that are not historical facts, including some statements made in the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are statements of future expectations and other forward-looking statements pursuant to Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in those statements, including:

     -  the rate of expansion of the Company's network and/or customer base;

     - inaccuracies in the Company's forecasts of telecommunications traffic or customers;

     - loss of a customer or distributor which provides Destia with significant revenues;

     -  concentration of credit risk;

     -  highly competitive market conditions;

     - changes in or developments under laws, regulations, licensing requirements or telecommunications standards;

     -  changes in the availability of transmission facilities;

     -  currency fluctuations;

     -  changes in retail or wholesale telecommunications rates;

     -  changes in international settlement rates;

     - loss of the services of key officers, such as Alfred West, the Chairman and Chief Executive Officer, or Alan L. Levy, the President and Chief Operating Officer; and

     -  general economic conditions.

     The foregoing important factors should not be construed as exhaustive. The Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See also "Risk Factors" for additional cautionary statements identifying important factors with respect to forward-looking statements contained herein that could cause actual results to differ materially from results or expectations referred to in the forward-looking statements.

                      SELECTED FIRST QUARTER 1999 RESULTS

     Based on internal preliminary reports, our total revenues during the first quarter of 1999 were approximately $62.5 million, representing an increase of approximately 18% over our fourth quarter 1998 revenues, which were $52.8 million, and an increase of approximately 50% over our first quarter 1998 revenues, which were $41.7 million. The primary source of this growth was a substantial increase in retail revenues in North America, the United Kingdom and continental Europe. In North America, the increase was primarily attributable to higher direct dial and prepaid calling card revenues and, to a lesser extent, wholesale revenues. In Europe, we experienced a substantial percentage increase in our presubscribed and "1xxx" long distance services, particularly in Belgium and Switzerland, where we completed interconnection in late 1998. Furthermore, we realized substantial growth in our prepaid card sales, particularly in the United Kingdom and Germany. We expect our gross profit margins for the first quarter of 1999 to be similar to the approximately 29% gross profit margins that we reported for the fourth quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" for a discussion of how gross margins are calculated.

     The foregoing information concerning our total revenues for the first quarter of 1999 is preliminary in nature, has not been reviewed or audited by our independent accountants and is therefore subject to completion and/or modification. In addition, complete financial information for the first quarter of 1999 is unavailable at this time. Accordingly, the preliminary information contained above concerning our total revenues for the first quarter of 1999 should be read in conjunction with that additional financial information when made available.

                                  RISK FACTORS

LIMITED OPERATING HISTORY

     We have a limited operating history. We were founded in 1992 and before 1994 only conducted minimal business. In addition, we have only begun providing most of our current services in most of our current markets since 1996 or later. See "Business--Products and Services."

     We have had limited experience in most of the markets we currently serve and intend to significantly expand the scale and scope of our operations in our markets. As part of this expansion, we intend to introduce new services and features including enhanced services such as voicemail, "follow me," data and Internet access services that we have not historically offered to any significant extent. We also intend to enter into new geographic markets where we currently do not have operations. In 1999, the new geographic markets that we intend to enter include Austria, Ireland, Italy and The Netherlands.

     Our prospects must therefore be considered in light of the foreseeable and unforeseeable risks, expenses, problems and delays inherent in an early stage company substantially expanding its business in a rapidly evolving industry and in new markets. Any of these factors could have a material adverse effect on our business.

IMPLEMENTATION OF OUR EXPANSION PLANS

     Our company is highly leveraged, which we hope will enhance the return to our stockholders. However, our leverage makes our success, and the return to our stockholders, extremely dependent on our ability to grow. To successfully implement our goal of expanding and enhancing our business operations, we will need to:

     - successfully implement our marketing strategies;

     - continue the development, expansion and integration of our network;

     - obtain satisfactory and cost-effective ownership interests and lease rights from, and establish interconnection arrangements with, competitors that own transmission lines
       (in certain cases, intra-national transmission lines may be available only from a dominant carrier (a "PTT"));

     - hire, retain and motivate highly productive sales personnel and independent sales agents, particularly in Europe, where such individuals are particularly difficult to identify and retain;

     - continue to expand and develop our billing systems, order provisioning processes, technical support, customer service and other back-office capacity;

     - enhance and expand our service features and offerings; and

     - continue to attract and hire experienced corporate professionals.

     If we fail to successfully implement these plans, it is likely that our business would be materially adversely affected.

     EXPANSION COSTS AND RISKS WILL BE SIGNIFICANT

We will incur significant costs as we attempt to expand. These costs generally will be incurred in advance of anticipated related revenues, and may cause substantial and unanticipated fluctuations in our operating results.

     To increase our customer base and enhance our support of our customers, we intend to substantially increase our sales and marketing and customer care expenses, especially in our newer geographic markets and over the Internet. We plan to conduct new sales and marketing campaigns. We also plan to hire additional internal sales personnel. In addition, we intend to make significant investments to continue to expand and enhance our customer support, billing, order provisioning and other information processing capabilities. These initiatives will be costly and will affect our operating results.

     We also will make substantial capital expenditures. For 1999, we plan to spend approximately $100 million for capital expenditures on network equipment, back-office systems, the continued build-out of our network operations center in St. Louis, Missouri, a transatlantic indefeasible right of use (an "IRU") and other fiber optic transmission capacity. Actual capital expenditures may be significantly different than our current plans, in part because we intend to be opportunistic in acquiring transmission capacity in a dynamic market. We also expect to have substantial capital expenditures after 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     We may seek to finance our capital expenditures by issuing additional debt or equity securities. The issuance of debt would increase risk to our stockholders. See "--Substantial Indebtedness, Future Losses and Negative EBITDA." The issuance of equity would dilute our stockholders' ownership interests in our company.

     RISKS OF POTENTIAL ACQUISITIONS

     We intend to pursue selected acquisitions and strategic alliances, some of which may be material. We continuously engage in discussions with potential acquisition candidates. Our ability to engage in acquisitions will be dependent upon our ability to identify attractive acquisition candidates and, if necessary, obtain financing on satisfactory terms. The challenges of acquisitions include:

     - potential distraction to management;

     - integrating the network and operations of acquired businesses into our own;

     - integrating the acquired business's financial, computer, payroll and other systems into our own;

     - implementing additional controls and information systems appropriate to a growing company;

     - unanticipated liabilities or contingencies from the acquired company;
       and

     - reduced earnings due to increased goodwill amortization, increased interest costs and costs related to integration.

     It is possible that we will pay for acquisitions using our common stock, which would dilute our stockholders' ownership interests in our company. If we are unsuccessful in meeting the challenges arising out of our growth, our business could be adversely affected.

SUBSTANTIAL INDEBTEDNESS, FUTURE LOSSES AND NEGATIVE EBITDA

     As of December 31, 1998, we had total consolidated indebtedness of $397.4 million and a stockholders' deficit of $102.5 million.
Furthermore, the 11% Senior Discount Notes due 2008 that we issued during 1998 (the "1998 Notes") currently do not pay interest in cash, and from January 1, 1999 to February 15, 2003 will accrete in value (i.e., effectively increase in principal amount), by approximately $107.1 million. Thereafter, interest on the 1998 Notes must be paid in cash. For 1998, we had a net loss of $68.9 million, we had negative EBITDA of $27.6 million and net cash used in operating activities was $26.4 million. We expect to have operating losses and negative EBITDA and negative cash flow from operations through at least 2000. We cannot be certain that we will ever operate at profitable levels or have positive EBITDA or be able to repay principal and interest on money that we have borrowed. Our failure to achieve any of these results would materially adversely affect our business.

     We expect that the net proceeds of our initial public offering, together with equipment loans that we expect to obtain and our other cash resources, will be sufficient to fund our budgeted capital expenditures and operations until we generate positive cash flow from operations. However, if we make any significant acquisitions of businesses or assets, or our business plans or assumptions prove to be inaccurate, we may need to borrow more money, which would increase our overall indebtedness.

     If we are unable to generate sufficient cash flows from operations to pay principal and interest on our indebtedness, we may be required to refinance some or all of it. If we are not able to refinance our indebtedness on acceptable terms or to borrow additional money, we could be forced to default on our indebtedness obligations. This would have a material adverse effect on our business.

     The indentures pertaining to the 1997 Notes and the 1998 Notes that we have issued contain various restrictive covenants. All of these restrictions, in combination with our highly leveraged financial situation, could:

     - limit our ability to react to changing market conditions, changes in our industry or economic downturns;

     - place us at a competitive disadvantage if we are not able to borrow money on acceptable terms for future acquisitions, capital expenditures or other purposes;

     - increase the losses we will need to fund and require us to dedicate a substantial portion of the cash flow from our operations, if any, to pay our interest expense, which would make it more difficult to fund our company's needs or plans; and

     - make it more difficult for us to satisfy our debt obligations.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

     The markets for all of our services are extremely competitive and we expect competition to continue to intensify, particularly in continental Europe, where many regulatory barriers have recently been reduced as part of an ongoing liberalization. Competition results in customer "churn" or "turnover" as well as downward price pressure. We believe that competition in many of our markets in Europe will eventually become as strong as competition in the United States. For a discussion of price competition, see the Risk Factor entitled "--Increasing Pricing Pressures."

     Many of our competitors are well-known, have substantially greater financial, technical and marketing resources and larger networks than we do, control a greater portion of their transmission lines and have long-standing relationships with our target customers and the regulators in local markets. Many of our larger competitors, such as AT&T, MCI WorldCom, Sprint, British Telecom, Deutsche Telekom, France Telecom, Belgacom and SwissCom already have universal name recognition. We also compete with alliances such as British Telecom's alliance with AT&T (which recently announced that their alliance will include Japan Telecom). We believe that many of these competitors will continue to increase the resources that they devote to marketing and selling international and/or domestic long distance services in each of the markets where we operate. As a result, we will face increasing pressure upon our ability to acquire customers. These competitive pressures could materially adversely affect our business.

     Many of our larger competitors, particularly in the United States, also offer customers an integrated full service telecommunications package consisting of local and long distance voice, data and Internet transmission. We do not currently offer all of these types of services and only intend to add some or all of such offerings over time. In particular, we currently have no plan to offer local service in the United States.

     In the United States, we expect that, in the near future, the Regional Bell Operating Companies ("RBOCs"), which are the principal U.S. local telephone companies, also may compete with us for long distance customers in their "in region" service areas. RBOCs have to satisfy a list of competitive requirements before they are authorized to offer long distance service to their local customers. No RBOC is authorized to do so yet, but they are expected to be authorized soon. When they are authorized, they will be very formidable competitors. In particular, Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions, is considered by industry observers to be the RBOC most likely to be the first permitted to offer long distance services. On April 13, 1999, Bell Atlantic filed its application with the New York Public Service Commission. Because a substantial portion of our customer base and traffic originates in the New York metropolitan area, Bell Atlantic will be a particularly formidable competitor. For long distance calls, Bell Atlantic will have a substantial cost advantage because it will not have to pay "access fees" to a local carrier to originate the call. Access fees constitute a large portion of a long distance carrier's cost of services, including ours. Moreover, should Bell Atlantic's proposed acquisition of GTE be consummated, Bell Atlantic will have even greater resources to compete in its service markets.

     In many foreign markets where we do business, our principal competitor is the government-owned or quasi-governmental PTT, which has a long history of influence and control over the telecommunications market in its country. This history provides the PTTs with certain inherent competitive advantages over other providers, including:

     - control of "interconnection," which is the direct connection at one or more switches between a competing carrier (such as our company) and the PTT, which owns the lines to virtually every telephone in the country;

     - extensive, and in many cases exclusive, ownership of facilities;

     - the ability to delay or prevent equal access to lines; and

     - the reluctance of some regulators to adopt policies and grant regulatory approval that will result in increased competition for the local PTT.

     For example, in England a caller must dial a four-digit prefix before every call in order to select our long distance service. If a customer does not dial a prefix, the call is automatically carried by British Telecom. In France, only seven carriers have been granted regulatory approval to provide long distance service using a single digit prefix. We are not one of these carriers. Thus, a caller in France must dial a four-digit prefix in order to select our long distance service (otherwise, the call will be carried by a competitor). In Germany, Deutsche Telekom was granted the approval to charge one-time fees to any customer that changes its preselected long distance service provider. During 1998, this fee was 20 Deutsche Marks ("DM") and is currently DM10. In Greece, regulatory restrictions prohibit us from offering long distance services other than value-added services, such as prepaid cards, or services to closed user groups (i.e., we cannot offer services to the general public). Furthermore, because competition has only recently been allowed in most of our European markets, the customers of PTTs may be reluctant to entrust their telecommunications needs to new providers, such as Destia.

     We also may experience competition from competitors that use new or different technologies and/or transmission methods, including Internet service providers, cable television companies, wireless telephone companies, satellite owners and resellers, electric and other utilities, railways, microwave carriers and large end users that have private networks. While few of these types of competitors have been able to gain any material market share for our principal services to date, technological advances may enable one or more of them to provide attractive alternative services. For example, we expect flat-rate nationwide cellular or PCS phone plans to offer increasingly formidable competition to our calling card services. In the United Kingdom, cable companies have been very successful in entering the telecommunications market. See "Business--Products and Services."

INCREASING PRICING PRESSURES

     We compete for customers based primarily on price. Price competition for all of our services is intensive, but it is particularly acute for our U.S. prepaid card and calling card services.

     Our larger competitors generally have lower per call transmission costs than we have. They own more transmission capacity, have more favorable interconnection rates and obtain larger volume discounts from suppliers. We have no control over the prices set by our competitors, and when our competitors reduce their prices, we must reduce our prices.

     Industry observers predict that prices will continue to drop. This trend will in part be due to the increase in the number of carriers with international transmission networks. By having their own international networks, carriers are able to substantially reduce their variable transmission costs, which enables them to offer lower retail and wholesale prices. If this trend continues, we expect to experience a substantial reduction in our gross margins for international calls, which, absent a substantial increase in traffic carried or charges for additional services, would have a material adverse effect on our business.

     We expect that retail telecommunications rates in all of our principal markets, particularly in continental Europe and Canada, will continue to decrease rapidly. Some of the factors that will affect price competition for our services are discussed below.

     PRICE COMPETITION IN EUROPE

     We anticipate that continuing deregulation will cause significant retail price declines, similar to the price declines experienced in the United States and being experienced in the United Kingdom as a result of deregulation in those countries. We believe that European PTTs are reacting to competition more aggressively than AT&T did in the U.S. following the break-up of its monopoly in the 1980s.

     For example, each of our PTT competitors in Europe has taken steps to substantially reduce retail prices in an effort to protect its market share and deter competitors. In this regard, France Telecom has recently announced that it will reduce its prices on average by 10% on international services and by 12% on domestic long distance services. In the United Kingdom, the national regulatory authority has put downward pressure on British Telecom's retail prices by imposing a price cap on its retail prices for residential services. In Germany, Deutsche Telekom has announced that it will reduce its retail long distance rates by as much as 60%.

     In certain European countries, carriers that make significant investments in infrastructure have cost advantages over other carriers. For example, in France and Belgium, "facilities-based" carriers that make investments in infrastructure receive lower interconnection rates than non-facilities-based providers. We are not a "facilities-based" provider within the meaning of French and Belgian regulations.

     The rapid reduction of retail prices by PTTs in continental Europe places increasing pressure on us to reduce our costs in order to preserve and improve our gross margins. Because of the expansion of the Destia Network and reductions in wholesale transmission costs, we have been able to avoid substantial declines in gross margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Cost of Services." As retail prices continue to fall, we will be subject to increasing pressure, which could have a material adverse effect on our business.

     COLLAPSE OF THE INTERNATIONAL SETTLEMENT REGIME

     Prices for international long distance calls are determined in part by international settlement rates, which are the rates that a carrier (often a PTT) charges to terminate an international call in its home country. Because these rates were set by national monopolies, they were traditionally set at arbitrary, artificially high levels that enabled many carriers to enjoy high gross margins on international calls. With the introduction of competition in many countries, international settlement rates have been declining for the last several years and an increasing number of calls are being placed outside the international settlement rate system, resulting in drastically lower prices. Industry observers believe that the combined effects of deregulation, excess transmission capacity, advances in technology and the negligible marginal cost to a carrier that owns its own switches and transmission facilities of carrying an international call, are gradually causing the collapse of the international settlement rate system. Practices such as "refile" (where traffic originating from a particular country is rerouted through another country with a lower settlement rate), off settlement rate terminations (where a local carrier agrees to terminate an international call at rates below the settlement rates) and transit (where a carrier agrees to terminate another carrier's traffic to a particular country at a negotiated price other than the settlement rate) are becoming increasingly common.

     Settlement rates also are being reduced as a result of regulatory initiatives. Lower settlement rates are scheduled to be in effect for substantially all countries over the next several years. Lower settlement rates will reduce our per call revenue, which could have a material adverse effect on our business.

     PRICE COMPETITION FROM INTERNET TELEPHONY

     The increased use of voice services over the Internet also is expected to result in a further reduction in prices. Competition from Internet telephony is expected to come from both Internet service providers and telephone companies. For example, AT&T, MCI WorldCom and ICG Communications have begun to offer voice telecommunications services over the Internet at substantially reduced prices. While the provision of voice telephony over the Internet historically has been characterized by lower standards of quality, technological improvements may result in Internet-based voice telephony becoming a strong competitor to voice services that are typically offered by carriers today.

     In the United States, providers of Internet telephony also benefit from an inherent cost advantage because their traffic is considered data, rather than voice telephony. This allows them to avoid paying access fees to RBOCs and other local telephone companies, while providers of traditional long distance services are required to pay such fees. Access fees constitute a large portion of a long distance carrier's cost of services, including ours. This cost advantage in favor of Internet telephony providers could have a material adverse effect on our business.

DEPENDENCE ON THIRD PARTY SALES ORGANIZATIONS

     We sell a substantial portion of our services through indirect channels of distribution, which consist of independent sales agents, distributors and, to a lesser extent, resellers ("Third Party Agents").

     We believe that our relationships with our Third Party Agents are good. However, we do not have control over Third Party Agents or their agents and employees. We therefore cannot be certain that they will perform in a satisfactory manner or that their interests will be aligned with ours. In addition, Third Party Agents also may terminate their business relationships with us at any time, with little or no prior notice. They could do this if our competitors offer them increased sales incentives. This risk is especially pronounced in our multilevel marketing program in the United Kingdom, where a master agent could determine to terminate its business relationship (and that of its sub-agents) with us and conduct business with a competitor. Unsatisfactory performance by Third Party Agents, or the termination by them of their business relationship with us, would hinder our ability to continue to grow and could have a material adverse effect on our business.

Recent European Union ("EU") regulations pertaining to commercial agents provide sales agents with far greater protection than that provided by prior legislation, and could result in increased termination payments in the event of a dispute with a Third Party Agent.

     We previously experienced disputes with some of our independent sales agents. In connection with a change in our distribution strategy in the United Kingdom, in late 1996, we entered into a settlement agreement with Europhone International ("EI"), our former partner in a U.K. sales and marketing joint venture. Under the terms of the settlement, among other things, EI retained all of the rights in the customer list of the joint venture. For 1996, our joint venture with EI and sales of carrier services to EI contributed 32% of our consolidated revenues and 92% of our U.K.-originated revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1997 Compared to 1996--SG&A."

IMPORTANCE OF CARRIER AND OTHER WHOLESALE CUSTOMERS

     Carrier customers generally are extremely price sensitive, generate very low margin business and move their traffic from carrier to carrier based solely on small price changes. These changes occur as frequently as daily. Furthermore, there are numerous examples of small carriers obtaining service and credit terms from other carriers, reselling this service to customers at a loss in order to quickly build revenue and then refusing to pay the carrier bills when they come due. In the deregulating markets in Europe, these risks are particularly acute. Therefore, we could be exposed to a material credit risk over a very short period of time. We maintain a reserve for doubtful accounts receivable and periodically write off specific accounts receivable. We believe that our credit criteria enable us to reduce our exposure to these risks. However, we cannot be certain that our criteria will afford adequate protection against these risks.

     During 1997 and 1998, our sales of transmission capacity to carrier customers ranged from 9% to 30% of our consolidated revenues on a quarterly basis. During 1999, we intend to increase our carrier revenues, although our business will continue to be predominantly focused on retail sales. This may make us more susceptible to the risks associated with carrier customers, which could have a material adverse effect on our business.

REGULATORY RESTRICTIONS

     Regulation of the telecommunications industry is changing rapidly, both domestically and internationally. Although we believe that deregulation efforts will create opportunities for us, they also present risks, which could have a material adverse effect on our business.

     As an international telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Laws and regulations differ significantly among these jurisdictions. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on our company or that domestic or international regulators or third parties will not raise material issues with regard to our compliance with applicable regulations.

     In the United States, regulatory considerations that affect or limit our business include:

     - restrictions on our use of leased lines;

     - universal service fund contribution requirements;

     - access charges that we are required to pay to local exchange carriers ("LECs");

     - payphone access charges that we are required to pay;

     - regulations and penalties relating to "slamming" (i.e., switching a customer's service without its permission); and

     - regulations concerning use of customer proprietary network information in cross marketing efforts.

     In Europe, regulatory considerations that affect or limit our business include:

     - EU directives pertaining to equal access and number portability;

     - implementation of national legislation giving effect to EU directives;

     - EU directives relating to data protection and customer privacy; and

     - temporary license and/or interconnection regimes.

     In addition to the regulatory considerations indicated in this Risk Factor, see also "--Need for Interconnection" and "Business--Regulation" for a discussion of these and certain other regulatory risks and considerations relevant to our business.

NEED FOR INTERCONNECTION

     In each jurisdiction in which we operate, a monopoly or former monopoly owns the only line to an overwhelming majority of the telephones. Therefore, we need to interconnect with these monopolies or former monopolies.

     In the United States, LECs are required to provide interconnection at regulated rates. Outside the United States, interconnection can be obtained through interconnection agreements negotiated directly with the PTTs (such as our PTT interconnection agreements in the United Kingdom, Belgium, Germany, France, The Netherlands and Switzerland), or indirectly through other parties that have direct interconnection with the PTT. Interconnection agreements with PTTs typically provide for substantially more favorable access and termination rates and other benefits, such as the ability to offer customers abbreviated dialing. As a practical matter, interconnection with the PTT is a prerequisite to offering cost-effective services to customers in local markets. The availability and rates of interconnection are determined on a country-by-country basis. The failure to obtain interconnection on commercially acceptable terms, particularly in key markets, could have a material adverse effect on our business.

     CONSIDERATIONS AFFECTING INTERCONNECTION IN EUROPE

     Regulations governing interconnection are not as developed and favorable to us in most of continental Europe as in the United States and the United Kingdom. We have been successful to date in obtaining interconnection in most of our major network cities in continental Europe. However, we have experienced delays in obtaining interconnection from some PTTs. We cannot be certain that we will be able to maintain all of our interconnections, obtain additional interconnection in current network cities (which would increase our ability to handle larger traffic volumes) or obtain interconnection in additional cities, in each case on acceptable terms, on a timely basis or at all. In addition, in continental European cities where we have interconnection through private parties, we cannot be certain that we will be able to satisfactorily migrate to interconnection agreements with PTTs.

     In continental Europe, we generally must obtain our local connectivity directly from the PTTs, which are our primary competitors in that region. The PTTs have only recently begun the process of providing interconnection to other carriers and in many cases have delayed doing so.

     Our interconnection to the PTT in Belgium has been granted on a temporary basis pending the adoption of certain new telecommunications legislation in Belgium. Our interconnection agreement in Germany granting us access to Deutsche Telekom's network expired at the end of February 1999, although we have initiated legal action to maintain continued interconnection with Deutsche Telekom's network. In the interim, we are currently still interconnected to Deutsche Telekom's network. If Deutsche Telekom were permitted to restrict our interconnection, our transmission costs in Germany would increase and the services we could offer might be limited. We expect our temporary interconnections in Belgium and Germany to be extended until relevant national rules or interconnection decisions are adopted, although there can be no assurance that either of them will be extended. See "Business--Regulation--Belgium" and "Business--Regulation--Germany."

     CONSIDERATIONS AFFECTING INTERCONNECTION IN THE UNITED STATES

     In the United States, we obtain interconnection from LECs. Because per minute retail rates on U.S. domestic long distance calls are low, the access and termination costs charged by LECs to long distance providers make up a significant portion of the total cost of these calls. If a LEC increases its access and termination charges, our margins on domestic long distance calls to that LEC's home region would be materially adversely affected. We are also dependent upon LECs to implement the transfer of customers from other long distance carriers to us in a timely and accurate manner. In addition, when LECs are able to offer long distance services to their local customers, they will not have to pay these access charges. This will put us at a price disadvantage compared to the LECs.

DEPENDENCE ON TRANSMISSION LINE PROVIDERS

     Transmission lines are the connections that carry substantially all of our voice and data communications. We have not constructed our own fixed transmission lines and we do not have any plans to do so. Instead, we either acquire ownership or a long-term right to use (i.e., an IRU) the facilities of another carrier or consortium of carriers or we lease our transmission capacity on a short-term basis.

     RISKS RELATING TO U.S. TRANSMISSION ARRANGEMENTS

     In the United States, we currently have a lease arrangement with Qwest that provides us with most of our U.S. transmission capacity. By primarily using one transmission provider in the United States, we are able to obtain more favorable leased line charges, although it increases our dependence on a single transmission provider.

     Because of the substantial increase in our domestic traffic and U.S.-bound foreign traffic and our desire to provide services in more U.S. markets, we recently acquired a 20-year IRU from Frontier to use portions of its U.S. fiber optic network. This will replace our use of the Qwest network. Frontier is in the process of building the fiber optic network that we will use, and we expect this network to be completed and substantially operational by the end of 1999. We expect to begin using a portion of Frontier's network by July 1999, although there can be no assurance in this regard. If the Frontier U.S. fiber optic network is not completed within this time frame, we will need to obtain more expensive transmission capacity from other network providers, which will reduce our gross margins on substantially all of our U.S. calls.
See "Business--The Destia Network--North American Network."

     Because we will obtain most of our U.S. transmission capacity from Frontier, network failures or quality problems experienced by Frontier will affect us. Furthermore, because the network will be managed by Frontier and not by our own personnel, we will not have the ability to directly remedy network problems. If Frontier is not able to adequately manage and maintain the network or our interconnection, we could experience quality and reliability problems, which would require us to secure more expensive transmission capacity. In the past, Frontier has experienced problems with its existing network, which utilizes technology different from that of its new network. We cannot be certain that similar problems will not arise with Frontier's new network or with the technology utilized in the network. This could have a material adverse effect on our business. In addition, as a result of the pending acquisition of Frontier by Global Crossing, there may be potential operational and management integration issues that affect us.

     RISKS RELATING TO ACQUIRING LINES FROM PTTS

     In several European countries, including France and Germany, the only large-scale providers of transmission facilities are the PTTs. In these countries, we may be required to acquire or lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. In some areas, PTTs may not be required by law to provide us with the transmission capacity that may be required to implement our anticipated growth plans.

     Even when PTTs are required by law to provide transmission capacity to other carriers, we and other private carriers have experienced recurring and substantial delays in the negotiation of leases and interconnection agreements and in the commencement of operations.

     RISKS RELATING TO CAPACITY PURCHASE AND LEASE TERMS

     Under our short-term lease arrangements, we typically acquire transmission capacity on a fixed cost basis for a term of one month, one year or, in the case of our current arrangement with Qwest, three years. Our long-term capacity arrangements are for periods of up to 20 or 25 years. Our IRU from Frontier for our domestic network and our IRU agreements providing us with capacity on various transatlantic crossings are long-term capacity arrangements. See "Business--The
Destia Network--Network Economics."

     When we negotiate our purchase and lease agreements and make a determination to acquire a long-term lease or ownership of transmission capacity rather than a short-term lease, we must estimate the future supply and demand for transmission capacity, as well as our customer calling patterns and traffic levels. Our profitability depends, in part, on our ability to obtain capacity on a cost-effective basis and determine when it is appropriate to buy transmission capacity or lease it on a long-term basis, rather than to lease it on a short-term basis. We could suffer competitive disadvantages if we base our acquisitions of transmission capacity on inaccurate projections.

DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     In order to bill our customers, we must record and process large amounts of data quickly and accurately. While we believe our management information systems currently are adequate, if our customer base continues to increase, we will need to continue to make substantial investments in new and enhanced information systems. If we encounter delays or cost-overruns or suffer adverse consequences in implementing these systems, there could be a material adverse effect on our business. See "Business--The
Destia Network--Network Operations."

     As our information systems suppliers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties in integrating these new technologies into our business; in addition, these new revisions and upgrades may not be appropriate for our business.

DEVALUATION AND CURRENCY RISKS

     A substantial portion of our revenues and expenses are denominated in non-U.S. currencies, consisting principally of the British pound and the currencies represented by the euro. Although our business strategy contemplates that an increasing portion of our revenues and expenses will be denominated in non-U.S. currencies, a disproportionate portion of our expenses, including interest and principal on our indebtedness, will nevertheless continue to be denominated in U.S. dollars. This exposes us to fluctuations in the rate of exchange between foreign currencies and the U.S. dollar. Significant exchange rate fluctuations could have a material adverse effect on our business.

     At times, we use foreign exchange contracts to hedge foreign currency exposure resulting from our non-U.S. trade accounts receivables.
Because of the number of currencies involved, our constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the U.S. dollar, we cannot quantify the effect of exchange rate fluctuations on our future financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL; INTEGRATION OF MANAGEMENT AND OTHER PERSONNEL

     Our success depends largely on the skills, experience and performance of key members of our senior management team. If we lose one or more of these key employees, particularly Alfred West or Alan L.

Levy, our ability to successfully implement our ambitious business plan could be materially adversely affected. We have employment agreements with certain senior employees, but we cannot prohibit our employees from leaving.

     Under our equipment financing agreement (the "NTFC Agreement"), we may not cease to employ Mr. West (other than by reason of his death or disability) or let Mr. West compete with us. If we were to breach our equipment financing agreement, we would be in default, which would require us to prepay all borrowings outstanding thereunder, which would cause a default under the indenture for the 1997 Notes (the "1997 Indenture") and the indenture for the 1998 Notes (the "1998 Indenture") and could require prepayment of all amounts outstanding on the $155.0 million principal amount of 13 1/2% Senior Notes due 2007 (the "1997 Notes") and the 1998 Notes. That would have a material adverse effect on our business.

YEAR 2000 TECHNOLOGY RISKS

     We face certain risks arising from Year 2000 issues which could have a material adverse effect on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a discussion of certain risks relating to Year 2000 issues.

DEPENDENCE ON OUR PRINCIPAL EQUIPMENT SUPPLIER

     We purchase a significant portion of our switching equipment from Northern Telecom. We also rely on Northern Telecom for a substantial portion of our technical support for this equipment. From time to time, Northern Telecom also introduces software and hardware upgrades, which increase the efficiency and/or features of our switching equipment. These upgrades frequently can be purchased only directly from Northern Telecom. Northern Telecom is aware of our reliance on them for our network hardware and we believe that this may put us at a disadvantage in our negotiations with them to acquire network hardware at reasonable prices. See "Business--The Destia Network--Network Hardware and Software."

     As we continue to expand our network (the "Destia Network"), we cannot be certain that we will be able to acquire all of the compatible equipment that we require. Our inability to acquire network hardware on a timely basis or at a reasonable price could result in delays, operational problems or increased expenses, any of which could have a material adverse effect on our business.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in North America and Europe. Its extensive international telecommunications network allows it to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland.

    The Company provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, and wholesale transmission services. The Company's approximately 350,000 customer accounts are diverse and include residential customers, commercial customers, ethnic groups and telecommunications carriers. In each of the Company's geographic markets, it utilizes a multichannel distribution strategy to market its services to its target customer groups.

    REVENUES

    The Company's revenues are primarily based on usage and are derived from (1) the number of minutes of telecommunications traffic carried and (2) generally, a fixed per minute rate. The following table shows the total revenue and billable minutes of use attributable to the Company's operations by region for 1996, 1997 and 1998. Over time, the Company expects its European markets to contribute a larger percentage of its revenues.

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
REVENUE
North America................................................................  $   18,185  $   48,899  $  116,645
United Kingdom...............................................................      15,477      18,363      55,991
Continental Europe...........................................................      11,441      15,741      21,101
                                                                               ----------  ----------  ----------
    Total....................................................................  $   45,103  $   83,003  $  193,737
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

BILLABLE MINUTES OF USE
North America................................................................      68,247     244,095     549,654
United Kingdom...............................................................      27,968      68,810     288,892
Continental Europe...........................................................       8,351      17,239      45,085
                                                                               ----------  ----------  ----------
    Total....................................................................     104,566     330,144     883,631
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The Company generally prices its services at a discount to the dominant carrier (or carriers) in each of its markets. The Company has experienced and expects to continue to experience declining revenue per minute in all of its markets, particularly European markets, as a result of increased competition. However, the Company believes such declines in revenue per minute will be offset in part by an increased demand for long distance services and declining costs of transmission. Historically, transmission costs in the telecommunications industry have declined at a more rapid rate than prices due to technological innovation and the availability of substantial transmission capacity. There can be no assurance that this cost trend will continue. See "Risk Factors--Increasing Pricing Pressures."

    The Company's revenues are recorded upon completion of calls. For prepaid services, the Company's revenues are reported net of selling discounts and commissions and are recorded based upon usage rather than at the time of initial sale.

    Revenues also include amounts billed to customers which are, in turn, remitted to third parties, including universal service fund fees, fixed rate access charges paid to LECs and payphone owner compensation fees. These charges are expensed in cost of services in amounts similar to corresponding amounts billed to customers and included in revenue.

    COST OF SERVICES

    The major components of the Company's cost of services are the cost of origination, transmission and termination of traffic. Virtually all calls carried by Destia must be originated or terminated on another carrier's local facilities, for which the Company pays a per minute charge. These charges are known as "access" or "termination" charges. In countries where the Company has interconnection, it is able to originate and terminate calls more cost-effectively, either pursuant to fixed price contractual arrangements with PTTs or LECs or pursuant to a tariff.

    The Company's transmission cost of services consists of expenses related to leased lines and switched minutes. The Company typically acquires leased lines for specific point-to-point routes on a fixed cost basis, which involve monthly payments regardless of usage levels. Leased lines have a shorter duration than IRUs. Because the cost of leased lines is typically a fixed monthly payment, transmitting an increased portion of the Company's calls over leased lines reduces its incremental transmission costs. Accordingly, once certain traffic volume levels are reached, leased line capacity is more cost effective than capacity acquired on a variable cost basis, such as switched minutes.

    To transmit calls to locations not covered by its network, the Company acquires switched minutes from other carriers. Switched minutes are acquired on a per minute basis (with volume discounts) and, accordingly, are a variable cost. The cost of switched minutes also includes termination charges. As the Company's minutes of traffic carried have grown, the Company has obtained better pricing on switched minute transmission capacity. In general, the Company expects its marginal cost of services will decline over time due to greater usage of owned transmission capacity, technological innovation, increased leverage with suppliers and the increasing availability of substantial third-party transmission capacity.

    A substantial and increasing portion of the Company's calls are also transmitted over its IRUs. The cost of IRUs is expensed in depreciation and amortization and is, therefore, not accounted for as part of cost of services. To the extent the Company's increased use of IRUs reduces its utilization of leased lines and switched minutes, the increase in depreciation expense of the IRUs will be offset by a decrease in the cost of services of leased lines and switched minutes. As a result, although the Company's gross margins and EBITDA are expected to improve, the Company's net income (loss) will not necessarily improve to the same extent.

    Cost of services also includes certain fees imposed by regulators and third parties that are typically billed to customers together with an administrative fee. See "--Revenues."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A")

    To date, the Company has sold its services primarily through independent sales channels. Selling expenses have, therefore, primarily consisted of commissions paid to agents. To a lesser extent, selling expenses have also included advertising and promotion costs, sales by the Company's internal sales force and expenses related to its customer service department. Since completing the acquisition of VoiceNet during the first quarter of 1998, the Company's commissions paid to and retained by VoiceNet (i.e., commissions not subsequently paid by VoiceNet to its independent sales agents) have been eliminated.

    The Company is continuing to increase its internal sales force and this expansion will significantly increase the selling expenses associated with operating and staffing sales offices. In addition, as the Company expands its customer base in new and existing markets, it intends to increase its advertising expenses. The Company expects all of these costs to eventually decline as a percentage of its revenues. General and administrative expenses have increased primarily as a result of the Company's expansion of its customer service, billing, financial reporting and other management information systems. These expenses have also increased as a result of implementing more extensive network management systems and organizational expenses related to entering additional markets.

    DEPRECIATION AND AMORTIZATION EXPENSE

    The Company's depreciation and amortization expense is primarily related to depreciation on the Company's IRUs and switching equipment, amortization of costs associated with the issuance of the 1997 Notes and 1998 Notes and amortization of goodwill from the purchases of VoiceNet and the minority interest in its subsidiary, Telco Global Communications ("Telco").

    As the Company expands the Destia Network, it will continue to add new switching equipment and acquire additional IRUs, both of which will increase the Company's depreciation expense. Transmission over IRUs involves only fixed costs, with no per minute charges, and is a more cost-effective means of transmitting traffic once certain volume levels are reached. The Company recently acquired a 20-year IRU from Frontier which provides Destia with fiber optic transmission capacity in the United States. The Company also intends to acquire additional IRUs, particularly in Europe. To the extent the Company's increased use of IRUs reduces its utilization of leased lines and switched minutes, the increase in depreciation expense of the IRUs will be offset by a decrease in the cost of services of leased lines and switched minutes. As a result, although the Company's gross margins and EBITDA are expected to improve, the Company's net income (loss) will not necessarily improve to the same extent.

    INTEREST EXPENSE

    Prior to July 1, 1997, interest expense principally consisted of interest payable in connection with equipment financing loans and short-term indebtedness. The 1997 Notes and 1998 Notes currently constitute most of the Company's interest expense. Annual interest expense for the 1997 Notes and 1998 Notes will aggregate $43.3 million in 1999. The 1998 Notes were issued at a discount and accrete to their aggregate principal amount at maturity on February 15, 2003. Until that date, interest expense on the 1998 Notes will increase in each period. Thereafter, interest on the 1998 Notes will accrue and be required to be paid in cash semi-annually.

RESULTS OF OPERATIONS

    The following table presents certain data concerning Destia's results of operations for 1996, 1997 and 1998.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1996        1997        1998
                                                                                 ---------  ----------  ----------

                                                                                          (IN THOUSANDS)
Revenues.......................................................................  $  45,103  $   83,003  $  193,737
Cost of services...............................................................     35,369      63,707     140,548
Selling, general and administrative expenses...................................     16,834      37,898      80,092
Depreciation and amortization..................................................      1,049       3,615      11,866
Net income (loss)..............................................................     (8,312)    (30,128)    (68,944)

    1998 COMPARED TO 1997

    REVENUES. Total revenues for 1998 increased by 133% to $193.7 million from $83.0 million for 1997. Billable minutes of use increased 168% to 883.6 million in 1998 from 330.1 million in 1997. The increases in revenues and billable minutes were primarily attributable to strong customer growth in both the U.S. and U.K. markets. Revenues for all services increased substantially from 1997 to 1998. The increase in revenues resulting from the growth in billable minutes was partially offset by per-minute price reductions caused by increased competition, most significantly in the U.K. and continental European markets. This competition was a primary factor in the decrease in average revenue per minute from $.25 per minute during 1997 to $.22 per minute in 1998.

    In North America, revenues grew by 139% to $116.6 million from $48.9 million. This increase was due principally to prepaid and calling card revenues. The remainder of the increase resulted from increases in long distance revenues. Average North American revenue per minute increased to $.21 per minute during 1998 from $.20 per minute during 1997. This increase was due principally to the substantial growth of prepaid card sales, which typically carry a higher per minute rate than long distance service, offset in part by rate decreases for long distance services.

    In the United Kingdom, revenues increased 205% to $56.0 million in 1998 from $18.4 million in 1997, while the average revenue per minute decreased from $.27 per minute during 1997 to $.19 per minute during 1998. This reduction was due principally to increased price competition.

    In continental Europe, revenues increased by 34% to $21.1 million from $15.7 million. A portion of this revenue growth was attributable to a full year of revenue reported for certain country operations that commenced during 1997. Average continental European revenue per minute decreased from $.91 per minute during 1997 to $.47 per minute during 1998, as a result of increased competition brought about by deregulation of the Company's continental European markets.

    GROSS MARGIN. The Company's gross margin for 1998 increased to 27.5% from 23.2% for 1997. This increase was attributable to (1) expansion of the Destia Network (which shifted some expenses from cost of services to depreciation expense), (2) migration of additional switched traffic onto the Destia Network, (3) "least-cost" routing, (4) leveraging the Company's traffic volumes to negotiate lower usage-based costs from domestic and foreign providers of transmission capacity and (5) the Company's ability to obtain more cost effective interconnect agreements. An improvement in gross margin does not necessarily result in an equal improvement in net income
(loss). See "--Overview--Cost of Services."

    SG&A. SG&A increased to $80.1 million for 1998 from $37.9 million for 1997, and, as a percentage of revenues was 41% for 1998 and 46% for 1997. The decrease in SG&A as a percentage of revenue during 1998 was primarily attributable to the significant increase in revenues. The increase of $42.2 million in SG&A from 1997 was attributable to the expansion of the sales, operations and back office infrastructure to support the significant retail sales growth the Company experienced in 1998. During 1998 the Company expanded its management team and significantly increased staffing levels in its customer service, network management, management information systems and finance organizations. In addition, substantial expenses were incurred in connection with entering new markets and further developing existing marketing and sales channels. The Company recorded bad debt expense of $7.4 million, or 3.8% of revenue, for 1998, compared to bad debt expense of $3.9 million, or 4.7% of revenue, for 1997. This decline in bad debt expense as a percent of revenue was primarily the result of improved credit and collection procedures and controls.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $11.9 million for 1998 from $3.6 million for 1997. This increase was substantially due to the continuing build-out of the Company's network in the United States, the United Kingdom and continental Europe, amortization of costs associated with the Company's issuance of the 1997 Notes and the 1998 Notes and amortization of goodwill from the purchases of VoiceNet and the minority interest in Telco.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $41.0 million in 1998 from $11.4 million in 1997. This increase was attributable to the issuance of the 1997 Notes and the 1998 Notes. Interest income increased to $11.5 million in 1998 from $3.7 million in 1997. This increase was primarily due to interest income earned on the investment of the net proceeds received from the 1998 Notes.

    NET LOSS. The Company reported a net loss of $68.9 million for 1998, compared to a net loss of $30.1 million for 1997. The increase in net loss is primarily due to the higher level of SG&A expenses and higher interest expense. Net loss is expected to increase substantially over the near term, primarily due to interest expense incurred on the 1998 Notes and the 1997 Notes.

    1997 COMPARED TO 1996

    REVENUES.  Total revenues for 1997 increased by 84% to $83.0 million on
330.1 million billable minutes of use from $45.1 million on 104.6 million billable minutes of use for 1996. Billable minutes of use increased by 216% for 1997 from 1996. Growth in revenues during 1997 primarily was attributable to additional minutes of use, particularly in the United States, offset in part by a substantial decline in prices, as a result of increased competition. This competition was a primary factor for the average revenue per minute decrease from $.43 during 1996 to $.25 during 1997. An additional factor in the decrease in revenues per minute was a larger portion of national, as opposed to international, minutes of use. The increase in revenues was primarily attributable to sales by VoiceNet of $23.6 million for 1997, compared to $1.9 million for 1996.

    In the United Kingdom, revenues increased by 19% to $18.4 million from $15.5 million, primarily due to sales by Telco, which increased, to $10.6 million in 1997 from $1.3 million in 1996. Increases in U.K. revenue were partially offset by the termination of the Company's business relationship with EI, which accounted for $14.2 million in revenues in 1996. During the fourth quarter of 1996, the Company began marketing efforts in the U.K. through Telco. During 1997, U.K. revenues consisted principally of $10.6 million from international and domestic long distance and prepaid card services attributable to Telco, as well as $7.2 million from carrier services sold through Destia Network Services, Ltd. ("DNS"), a wholly-owned subsidiary of the Company. Average U.K. revenue per minute decreased from $.55 per minute during 1996 to $.27 per minute during 1997. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    In continental Europe, revenues increased by 38% to $15.7 million from $11.4 million. This increase was attributable to an increase in prepaid card services, primarily in France and Germany. Average continental European revenue per minute decreased from $1.37 per minute during 1996 to $.91 per minute during 1997. This decrease was due to lower rates in France and Germany.

    In North America, revenues grew by 169% to $48.9 million from $18.2 million. This increase was due principally to calling card revenues attributable to sales by VoiceNet, which were $23.6 million during 1997, compared to $1.9 million during 1996. VoiceNet began reselling the Company's calling card services to end-users during the second quarter of 1996. The remainder of the increase resulted from increases in sales of carrier services, and, to a lesser extent, international and domestic long distance and prepaid card services. Average U.S. revenue per minute decreased to $.20 per minute during 1997 from $.27 per minute during 1996. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    During 1997, the Company experienced an average customer turnover or "churn" rate of approximately 5% relating to U.S., U.K. and continental
European "1+", "1xxx" and calling card services. To date, the Company's revenues and margins have not been materially impacted by its "churn" rate.
The Company's "churn" rate with respect to any given period consists of the average number of customers that ceased using the Company's services during any month of the period divided by the average monthly number of customers for the period. Customers that have ceased using the Company's services during any given month are those customers who used the Company's services during the prior month but not during any subsequent month of the applicable period.

    GROSS MARGIN. The Company's gross margin for 1997 increased to 23.2% from 21.6% for 1996. This increase was attributable to the Company's increased use of owned and leased line transmission capacity and its ability to obtain lower prices on switched transmission capacity because of increased traffic volumes and a greater availability of capacity generally. An improvement in gross margin does not necessarily result in an equal improvement in net income (loss). See "--Overview--Cost of Services."

    SG&A. SG&A increased to $37.9 million for 1997 from $16.8 million for 1996, and, as a percentage of revenues, was 46% for 1997 and 37% for 1996. The increase primarily consisted of commissions paid to resellers (principally VoiceNet) and independent agents, an increase in payroll costs related to additional management and staff in the areas of finance, sales, customer service, network management and information systems at the Company's Manhattan, New York, Brooklyn, New York and College Station, Texas facilities, as well as the London, Brussels, Hamburg and Paris offices. For 1996, a majority of the expenses consisted of expenses related to EI and commissions paid to independent sales agents.

    In connection with the termination of the Company's joint venture with EI during June 1996, EI granted the Company the right to compete with EI in the United Kingdom in exchange for forgiveness of a net receivable due to the Company of $2.0 million. The forgiveness of the receivable has been reclassified as an expense of the joint venture and was charged to bad debt expense. The Company previously had capitalized the U.K. territorial rights granted to it by EI on its consolidated balance sheet and was amortizing the rights over a 15-year life. The Company subsequently decided to write off this asset, resulting in an additional $1.9 million charge in 1996.

    The Company recorded bad debt expense of $3.9 million, or 4.7% of revenue, for 1997, compared to bad debt expense of $2.0 million, or 4.4% of revenue, for 1996. The charge in 1996 was related to EI.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $3.6 million for 1997 from $1.0 million for 1996. This increase was substantially due to the depreciation associated with upgrades in the Company's switch in New York and installation of multiplexing equipment in New York and London, as well as amortization of costs associated with the $57.4 million of the net proceeds from the Company's 1997 offering of units (the "1997 Unit Offering").

    INTEREST EXPENSE. The Company had $11.4 million of interest expense during 1997, as compared to interest expense of $0.4 million during 1996. Interest expense has increased substantially as a result of the 1997 Unit Offering, with $10.5 million of 1997 expense attributable to the 1997 Unit Offering.

    NET LOSS. The Company had a net loss of $30.1 million during 1997, compared to a net loss of $8.3 million during 1996. The increase is primarily due to costs associated with increasing the internal infrastructure, building the network, marketing, commissions paid to resellers and interest expense related to the 1997 Notes.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has incurred significant operating and net losses and made substantial capital expenditures, due in large part to the start-up and development of the Company's operations and the Destia Network. The Company will continue to incur additional losses and have substantial additional capital expenditures. The Company has utilized cash provided from financing activities to fund losses and capital expenditures. The sources of this cash have primarily been the proceeds from the sale of the 1997 Notes and the 1998 Notes and, to a lesser extent, equipment-based financing and a $14.0 million equity investment (less fees and expenses) by Princes Gate Investors.

    As of December 31, 1998, the Company had $139.6 million of cash, cash equivalents and marketable securities, as well as $40.5 million of restricted cash and securities (which will be used to pay interest expense on the 1997 Notes through July 15, 2000). The Company believes that the net proceeds of its initial public offering, as well as equipment loans it expects to obtain and cash on hand, will provide sufficient funds for the foreseeable future. However, the amount of the Company's future capital requirements will depend on a number of factors, including the success of its business, its gross margins, and its SG&A expenses, as well as other factors, many of which are not within its control, including competitive conditions and regulatory developments. In the event that the Company's plans or assumptions change or prove to be inaccurate, it may be required to delay or abandon some or all of its development and expansion plans or the Company may be required to seek additional sources of capital. Future sources may include public debt or equity offerings or equipment financings. There can be no assurance that additional financing arrangements will be available on acceptable terms.

    The Company's capital expenditures during 1998 were approximately $76.7 million. These were made principally to support the continued expansion of the Destia Network, including the purchase of telecommunications equipment and the purchase of additional transatlantic IRUs. In addition, the Company made capital expenditures related to the continued development of its back office capabilities, including management information and network management systems.

    In 1999, the Company plans to spend approximately $100 million for capital expenditures on network equipment, back-office systems, the continued build-out of its network operations center in St. Louis, Missouri, transatlantic IRUs and other fiber optic transmission capacity. Actual capital expenditures may be significantly different from the Company's current plans, in part because the Company intends to be opportunistic in acquiring transmission capacity in a dynamic market. The Company also expects to have substantial capital expenditures after 1999.

    The Company's net cash used in operating activities was $26.4 million for 1998 and was primarily attributable to a net loss of $68.9 million and an increase in accounts receivable of $22.1 million partially offset by an increase in accounts payable, accrued expenses and other current liabilities of $34.7 million and non-cash interest expense of $17.7 million. Net cash used in investing activities of $119.1 million for 1998 was attributable to the purchase of marketable securities, investments made primarily in switching and other telecommunications equipment and IRUs and the VoiceNet Corporation ("VoiceNet") acquisition. Net cash provided by financing activities in 1998 of $177.6 million was primarily related to the issuance of the 1998 Notes.

    On February 12, 1998, the Company acquired VoiceNet, a major distribution channel for the Company's calling card products. The initial purchase price was $21.0 million, which was paid in cash. The sellers of VoiceNet also are entitled to receive an earn-out based upon the revenue growth of the VoiceNet business. The earn-out bonus will not have a material impact on the Company's liquidity. The acquisition was accounted for under the purchase method of accounting. Goodwill was recorded to the extent the purchase price exceeded the fair value of the net assets purchased. Approximately $1.0 million of the initial purchase price will reflect the underlying value of the assets acquired and $20.0 million will reflect goodwill. The goodwill is being amortized over 20 years.

    At the end of 1998, the Company completed two small acquisitions. In November 1998, the Company acquired a controlling interest in America First Ltd. ("America First"), a prepaid card distributor in the United Kingdom for approximately $5.5 million. The majority of the purchase price was recorded as goodwill and will be amortized over 20 years. In December 1998, the Company also acquired the customer list of a long distance reseller, also located in the United Kingdom. The purchase price was allocated to the customer base and will be amortized over 5 years.

    In the United Kingdom, the majority of the Company's sales are made through Telco, its majority owned subsidiary. On July 17, 1998, the Company acquired the minority interest in Telco that it did not already own in exchange for a note in the principal amount of approximately $14.0 million, payable by the Company in quarterly installments, together with interest at a rate of 8.0% per annum, over approximately three years. The entire purchase price is classified as goodwill, which will be amortized over 20 years. In connection with such acquisition, (1) Telco obtained ownership rights with respect to certain proprietary software used in Telco's business and (2) the Company converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of the Company's common stock.

    During 1998, the Company incurred certain other non-operating cash commitments which, as of December 31, 1998, included approximately $42.3 million in the aggregate for a 20-year IRU from Frontier to use portions of its U.S. fiber optic network and for the purchase of a transatlantic IRU. As of December 31, 1998, the Company is required to pay approximately $1.2 million per quarter as installments of principal on its equipment facility. In addition, the Company pays $20.9 million per annum as interest expense on the 1997 Notes. The Company has put funds in escrow to cover this expense through July 15, 2000. For a discussion of the Company's IRU from Frontier, see "Business--The Destia Network--North American Network."

    The Company continually evaluates business opportunities, including potential acquisitions, and engages in discussions with potential acquisition candidates. The Company may use funds to consummate suitable strategic acquisitions. The Company will seek to acquire or align itself with complementary companies that (1) offer attractive opportunities in new geographic markets (with an emphasis on continental Europe), (2) have an established customer base or (3) have innovative telecommunications services or technologies (such as data transmission and wireless or Internet services).

MARKET RISK

    The carrying value of cash and cash equivalents approximates fair value due to the short-term, highly liquid nature of the cash equivalents, which have maturities of three months or less. Interest rate fluctuations would not have a significant effect on the fair value of cash equivalents held by the Company.

    At December 31, 1998 the Company had debt in the amount of $396.8 million of which $375.7 million is fixed interest debt. The remaining $21.1 million carries adjustable interest rates equal to the 90-day commercial paper rate plus 395 basis points. A one percent change in the interest rate would change interest payments by approximately $18,000 per month.

FOREIGN CURRENCY EXPOSURE

    The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar because the Company bills in local currency, while transmission costs are largely incurred in U.S. dollars and interest expense on the 1997 Notes and 1998 Notes is in U.S. dollars. For each of 1998 and 1997, approximately 40% of the Company's revenues were billed in currencies other than the U.S. dollar, consisting primarily of British pounds and Belgian francs. The effect of these fluctuations on the Company's revenues for 1998 and 1997 was immaterial. As the Company expands its operations, a higher percentage of revenues is expected to be billed in currencies other than the U.S. dollar. The Company from time to time uses foreign exchange contracts relating to its trade accounts receivables to hedge foreign currency exposure and to control risks relating to currency fluctuations. The Company does not use derivative financial instruments for speculative purposes. At December 31, 1998 and 1997, the Company had $0 and $.3 million open foreign currency hedging positions, respectively.

EURO CONVERSION

    On January 1, 1999, several member countries of the EU established fixed conversion rates and adopted the euro as their new common legal currency. Since that date, the euro has traded on currency exchanges, although the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce euro currency coins and withdraw all legacy currencies.

    The euro conversion may affect cross-border competition by creating cross-border price transparency. The Company is assessing its pricing and marketing strategy in order to insure that it remains competitive in a broader European market. In addition, the Company is reviewing whether certain existing contracts will need to be modified. The Company's currency risks and risk management for operations in participating countries may be reduced as the legacy currencies now trade at a fixed exchange rate against the euro. The Company will continue to evaluate issues involving introduction of the euro. However, based on current information and assessments, the Company does not expect that the euro conversion will have a material adverse effect on its results of operations or financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants
(the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for
Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use software, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Cost incurred during the application development stage are capitalized, all other costs are expensed as incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of adopting SOP 98-1.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on its results of operations.

YEAR 2000 COMPLIANCE

    The Company is engaged in an ongoing process of assessing its exposure to the Year 2000 issue--the potential problems arising from computer systems that were designed to use two digits, rather than four, to specify the year. The Company has formed a project team (consisting of representatives from its information technology, finance, business development, product development, sales, marketing and legal departments) to address internal and external Year 2000 issues. By December 31, 1998, the Company had completed its internal review of its financial and other computer systems (which include switching, billing and other platforms) to assess Year 2000 issues. Based on this review, the Company believes that the amount of work and expense required to address Year 2000 issues relating to its internal systems will not be material. The Company is upgrading certain of its Northern Telecom switches to make them and their related software Year 2000 compliant. The Company expects this upgrade to be completed by June 30, 1999 at a cost of approximately $0.9 million. In addition, the Company may be required to modify some of its other existing software. The Company estimates that it will have updated all of its significant internal systems to make them Year 2000 compliant and will be able to begin testing by June 30, 1999.

    In addition to assessing its own systems, the Company plans to retain a consulting firm during the second quarter of 1999 to assist it in conducting an external review of its significant customers, suppliers and other third parties with which it does business, including significant equipment and system providers and telecommunications service providers, to determine their vulnerability to Year 2000 problems and any potential impact on the Company. In particular, the Company may experience problems to the extent that other telecommunications carriers are not Year 2000 compliant. The Company anticipates that this external review and related third party review will be substantially completed by September 30, 1999. The Company's ability to determine the status of these third parties ability to address issues relating to the Year

2000 issues is limited and there is no assurance that these third parties will achieve full Year 2000 compliance before the end of 1999.

    The Company believes that its reasonably possible worst case Year 2000 scenario is disruption of its ability to route traffic over portions of its own network or an inability to terminate calls to certain destinations, which would require the Company to utilize other transmission capacity at greater cost. To the extent that a limited number of carriers experience disruption in service due to the Year 2000 issue, the Company's contingency plan is to obtain service from alternate carriers. However, there is no assurance that alternate carriers will be available or, if available, that the Company can purchase transmission capacity at a reasonable cost. In addition, in many continental European countries there are no alternative carriers to use. Significant Year 2000 failures in the systems of the Company, alternate carriers and other third parties (or third parties on whom they depend) would have a material adverse effect on the Company's business.

    The Company estimates the total cost for resolving its Year 2000 issues to be approximately $2.0 million, of which approximately $1.0 million has been spent through the end of the first quarter of 1999, with the majority of expenditures expected to be incurred in the first two quarters of 1999 in connection with upgrades of its Northern Telecom switches and the retention of an outside consulting firm. This estimate includes the accelerated cost of replacing systems that are not Year 2000 compliant. Actual costs may, however, differ materially.

                                  BUSINESS

    We are a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in North America and Europe. Our extensive international telecommunications network allows us to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland, and we believe that we are well positioned to capitalize on the continued growth in these markets. In 1997, worldwide international long distance traffic totaled 81.8 billion minutes with the majority originating in the United States and Europe. This volume is expected to grow at a compound annual growth rate of 12% to 18% from 1997 to 2001.

    We provide our customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, and wholesale transmission services. Our approximately 350,000 customer accounts are diverse and include residential customers, commercial customers, ethnic groups and telecommunications carriers. In each of our geographic markets, we utilize a multichannel distribution strategy to market our services to our target customer groups. We believe this strategy greatly enhances our growth prospects and reduces our dependence on any one service, customer group or channel of distribution.

    We entered the U.S. market during 1993 and the U.K. market during 1995. In continental Europe, we commenced offering our services before the January 1, 1998 full liberalization of telecommunications services in those markets. We established operations in Belgium, France and Germany in the first quarter of 1997 and Switzerland in the fourth quarter of 1997. Given our early entry into many of our continental European markets, as well as our established network, sales and marketing and customer support infrastructure, we believe we are well positioned to further grow our business in continental Europe.

COMPETITIVE STRENGTHS

    The European and North American telecommunications industry is rapidly evolving following the reduction of regulatory barriers, investment in new transmission capacity and the development of new services and technologies. In this dynamic environment, we believe we have successfully distinguished ourselves from many of our competitors and enjoy several competitive strengths:

    PROVEN TRACK RECORD OF STRONG INTERNAL GROWTH

    For 1996, 1997 and 1998, our revenues were $45.1 million, $83.0 million and $193.7 million, respectively. In addition, for 1996, 1997 and 1998, we carried 104.6 million, 330.1 million and 883.6 million minutes of traffic, respectively. Substantially all of our growth has been generated internally, although we have made several minor acquisitions. Our only significant acquisition to date, the purchase of VoiceNet, solidified a key distribution channel, but had no direct effect on our revenues or customer base. As we have grown our business, we have focused on managing our growth in a manner that has enabled us to increase our customer base and maintain our high standards of service quality and customer support. We believe that our demonstrated ability to grow organically and manage rapid growth provides us with a solid foundation to continue to grow our business.

    ESTABLISHED INTERNATIONAL TELECOMMUNICATIONS NETWORK

    Since 1996, we have made substantial investments in expanding the Destia Network. The Destia Network is comprised of:

    - 14 operational carrier-grade switches with seven in North America and seven in Europe;

    - an IRU from Frontier on portions of its U.S. fiber optic network;

    - transatlantic IRUs;

    - leased capacity and IRUs in Europe; and

    - leased capacity in Canada.

    In addition, we have completed direct interconnections with the PTTs in five of our major European markets (the United Kingdom, Belgium, Germany, France and Switzerland) and have signed an interconnection agreement with the PTT in The Netherlands. Interconnection allows us to offer services to customers as a domestic carrier through a direct connection to the PSTN and with lower access costs. In expanding our network, we have used "carrier-grade" equipment, which allows us to offer high quality services and expand our service offerings on a cost-efficient basis. As a result of our network build-out program, we believe that we are well-positioned to aggressively grow our revenues.

    COST-EFFECTIVE MULTICHANNEL MARKETING

    We reach a broad range of customer groups by using a variety of marketing channels, including a direct sales force, independent sales agents, multilevel marketing, customer incentive programs, advertising and the Internet. Our multichannel approach allows us to tailor our marketing to specific geographic markets and services. We believe this is an especially cost-effective means of marketing to our target customers. For example, to sell our residential long distance, calling card and prepaid services in the United Kingdom, we use a multilevel marketing program. To market our VoiceNet-TM- calling card to U.S. business travelers, we use advertisements in in-flight magazines and selected well-known U.S. newspapers and magazines. For marketing our international and domestic long distance and prepaid card services to metropolitan-area ethnic communities, we use independent sales representatives who are part of the targeted community, and we advertise in local, ethnic-oriented publications and co-sponsor ethnic events. We also intend to cross-market many of our services. For example, we recently started marketing our "1+" services to our VoiceNet customer base. We expect that our multichannel marketing approach will facilitate our continued rapid growth while reducing the risks associated with dependence on a limited number of distribution channels.

    EXPERIENCED MANAGEMENT TEAM WITH SIGNIFICANT OWNERSHIP

    We believe we have an experienced and motivated management team that is well-suited to continue leading the growth of our company. Our management team includes a broad base of seasoned professionals from the domestic and international telecommunications sector with expertise in management, multinational sales and marketing, network operations and engineering, finance and regulatory issues. Furthermore, in each of our geographic markets, we employ local staffs in management, operations, sales and marketing and customer service. These staffs are familiar with local technical issues, market dynamics, customer preferences and cultural norms. On a fully diluted basis, our senior management and other employees currently own approximately 59% of Destia and following the offering will own approximately 48%.

    COMMITMENT TO SUPERIOR CUSTOMER SERVICE

    We are committed to providing our customers with superior customer service and believe we have developed the infrastructure to deliver high levels of customer satisfaction. For example, in all of our markets, we provide customers with local customer service and billing support and, in the United States and the United Kingdom, we provide this support 24 hours a day. In addition, for our ethnic customers, we provide customer service in their native language. As of December 31, 1998, we had 242 full-time equivalent customer service representatives company-wide. We have also developed our own proprietary software systems to better serve our customers. For example, in each of our network countries, our monthly bills are in the customer's native language and local currency (and we have the ability to bill in euros). We also provide detailed billing information for commercial customers that includes itemized breakdowns of usage by telephone number or by account code and department. We believe that our customer support infrastructure, together with our customer-oriented philosophy, differentiates us from many of our competitors.

    SOPHISTICATED OPERATIONAL CONTROL SYSTEMS

    We have internally developed sophisticated software and intranet systems that enable us to better manage our business and appropriately price our services in each of our markets on a real-time basis. For example, we have developed an interface with our network switches that allows us to compile network information on a real-time basis, including the number of minutes being routed through our switch (and corresponding revenue), points of origination and termination, sources of traffic (by area code, city and carrier) and other traffic information. We use this information every day in connection with "least cost" routing, pricing, cost and margin analysis, identifying market opportunities and developing our sales and marketing and network expansion strategies. We believe these analytical tools allow us to quickly identify new market growth and cost saving opportunities as well as control our business in an environment of rapid growth.

COMPANY STRATEGY

    Our objective is to become a leading facilities-based provider of telecommunications services in the largest metropolitan markets in Europe and North America that generate significant domestic and international traffic. The key elements of our growth strategy are as follows:

    FOCUS ON HIGH MARGIN RETAIL BUSINESS

    Since our inception, the primary focus of our business has been to provide services to retail customers. We believe that the advantages of focusing on retail, instead of wholesale, customers include:

    - higher margins;

    - higher barriers to entry because of the significant investments required to develop sales, marketing and customer support;

    - more opportunities to bundle value-added services;

    - more opportunities to build brand loyalty; and

    - reduced credit and cancellation risk (compared to wholesale customers who buy transmission services almost entirely based on price).

    We believe that our retail focused strategy has been highly successful to date and has allowed us to build strong gross margins. For 1996, 1997, 1998 and the fourth quarter of 1998, our gross margins were 21.6%, 23.2%, 27.5% and 29.0%, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview--Cost of Services" and "--Depreciation and Amortization" for a description of how gross margins are calculated. In addition, we have also achieved strong growth, particularly in the largely deregulated U.S. and U.K. telecommunications markets. For example, our U.K. revenues have increased from $15.5 million for 1996 to $56.0 million for 1998, and our U.K. customer accounts have increased from approximately 1,000 at the end of 1996 to approximately 107,000 at the end of 1998. We believe we can continue to replicate this strategic focus and further improve our revenue growth and gross margin performance as we expand our retail presence in our European and North American markets.

    LEVERAGE OUR EXISTING NETWORK AND CUSTOMER SUPPORT INFRASTRUCTURE

    We believe that our switching infrastructure and our sales and marketing and customer support infrastructure in our European and North American markets will enable us to expand our retail customer base in these markets. We will seek to add to our customer base by increasing the size of our direct sales force, targeting additional ethnic markets, expanding our global carrier services group, introducing multilevel marketing in additional markets, increasing advertising, co-branding our services, participating in affinity programs and cross-marketing our services. Because our existing infrastructure was designed with the retail customer in mind, we believe that we can add customers rapidly without sacrificing transmission quality or our established level of customer service.

    In addition to expanding our customer base, we will also seek to increase our utilization of the Destia Network and thereby reduce our per minute costs and increase our gross margins. In general, the incremental cost to us of carrying calls on the Destia Network is much less than the incremental cost of carrying calls over other carriers' networks. This is because the cost of our IRUs and certain leased lines is fixed, regardless of how many calls we carry. On the other hand, when we transmit calls over another carrier's network, we pay a per minute charge. As a result, by increasing our amount of "on-net" traffic, we can reduce our per minute costs. In addition, we also can better control call quality. We intend to increase the utilization of our network by (1) migrating a greater percentage of our overall traffic on to the Destia Network, (2) increasing those sales and marketing initiatives that promote customer usage of services that are provided in a Destia Network city, such as "1+" and "1xxx" services, and (3) targeting carrier and other wholesale customers so we can generate revenues from otherwise unused portions of the Destia Network.

    ENHANCE THE DESTIA NETWORK AND OPPORTUNISTICALLY ENTER NEW MARKETS

    As we continue to complete the build-out of our network, we intend to do so in a cost-effective manner that provides us with the flexibility to introduce new services, employ new technologies and reach new customers. For example, in the United States our recent agreement with Frontier provides us with fiber optic transmission capacity connecting 43 U.S. markets. In addition, the Frontier arrangement gives us favorable origination and termination rates throughout the continental United States. We also intend to continue to explore opportunities to extend our network into additional markets which complement our existing regional presences, or otherwise offer significant growth opportunities for our company. For example, during 1999, we intend to install points of presence ("POPs") and begin marketing our services in selected cities in Ireland and Italy, to begin marketing our services in Austria and The Netherlands and to expand our service offerings in Greece.

    EXPAND OUR IP TELEPHONY CAPABILITIES

    We are currently deploying an Internet protocol ("IP") network overlay on selected transatlantic and European routes. This network overlay enables us to carry voice and data traffic using IP technology over portions of the Destia Network. During 1999, we plan to expand our IP network overlay and explore new IP-based service offerings for Destia customers. We will be able to offer customers direct access to our network for both voice and data services using cost-effective, off-the-shelf equipment located at the customer's premises. In addition, this overlay will allow us to more efficiently use transmission capacity. However, we have very limited experience with IP technology and many of our competitors are making substantial IP investments. There can be no assurance that we will be successful with IP technology.

    PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

    To date, a substantial majority of our growth has been internally generated. While we will continue to focus on internal growth, we also intend to pursue selected acquisitions and strategic alliances and we continuously engage in discussions with potential acquisition candidates. In particular, we will seek to acquire or align ourselves with complementary companies that
(1) offer attractive opportunities in new geographic markets (with an emphasis on continental Europe), (2) have an established customer base or (3) have innovative telecommunications services or technologies (such as data transmission and wireless or Internet services). We believe that our geographic reach and management expertise create access to acquisition opportunities.

PRODUCTS AND SERVICES

    We provide our customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services. Our retail customer base is diverse and includes residential customers, commercial customers and ethnic groups. In addition, we also provide wholesale transmission services to carriers and other wholesale customers. Our services are discussed below.

    RETAIL SERVICES

    The following table summarizes our principal retail services in our principal geographic markets.

                                                                       RETAIL SERVICES
                                     ------------------------------------------------------------------------------------
                                       INTERNATIONAL LONG        DOMESTIC LONG       CALLING CARD           PREPAID
                                            DISTANCE               DISTANCE            SERVICES            SERVICES
                                     -----------------------  -------------------  -----------------  -------------------
Continental Europe
  Belgium..........................                 X                      X                   X                   X
  France...........................                 X                  X                       X                   X
  Germany..........................                 X                      X                   X                   X
  Switzerland......................                 X                      X                   X                   X
United Kingdom.....................                 X                      X                   X                   X
North America
  United States....................                 X                      X                   X                   X
  Canada...........................                 X                      X                   X                   X


                                        E-COMMERCE
                                       AND INTERNET
                                         SERVICES
                                     -----------------
Continental Europe
  Belgium..........................         --
  France...........................         --
  Germany..........................         --
  Switzerland......................              X
United Kingdom.....................              X
North America
  United States....................              X
  Canada...........................         --

    INTERNATIONAL AND DOMESTIC LONG DISTANCE SERVICE. International and domestic long distance service is service that is accessed from a customer's billing location (I.E., their home or office) using "1xxx" access in the United Kingdom, France and Belgium or "1+" access in the United States and Canada. In Germany, France and Switzerland, long distance service is accessed by using either "1+" or "1xxxx" access. Our international and domestic long distance service generally enables customers to call to any destination.

    CALLING CARD SERVICES. Our calling card services are sold in all of our principal markets and can be used in over 50 countries. In the United States, we principally market our calling cards under the VoiceNet-TM- brand name.

    In continental Europe, we believe that a substantial portion of our calling card customers use this service from their home or office as an alternative to the PTT for international calls. In contrast, in the United Kingdom and the United States, our calling cards are sold to customers primarily for convenience when traveling. As we complete interconnection in continental Europe and are able to provide both international and domestic long distance service to our customers on a cost-efficient basis, we intend to migrate our home- and office-based calling card customers to our international and domestic long distance service. Our calling card service will then be offered in continental Europe as a premium travel service.

    In Europe and North America, our calling card service is accessed by dialing a national toll free number or a local access number. Calling card customers can access our services from outside their home country by dialing an international toll free number, a national toll free number or a local access number, depending on the country from which the customer is calling. We can offer customers competitive domestic and international long distance rates for calls from places where customers can use national toll-free and local access numbers. For calls from places where customers can only use international toll-free numbers, we can offer customers competitive rates only on international long distance calls.

    We also intend to introduce an enhanced service, using our calling card platform, which will allow a user's calls to "follow" him or her from the home, to the office, to the mobile phone, while also enabling the user to screen calls. This service is currently being developed for us by an outside firm specializing in enhanced services. We expect to have this service ready for our customers by the third quarter of 1999.

    PREPAID SERVICES. Our prepaid card service is a prepaid version of our calling card, with similar features and the same manner of use as our calling card. Our prepaid cards generally can be used from the

United Kingdom, the United States, Belgium, Canada, Germany, France, Israel, Greece, The Netherlands and Switzerland. We also sell prepaid cards that can be used only from the country in which they are sold.

    In 1998, we introduced our Telco Prepaid-TM- service to residential customers in the United Kingdom. Telco Prepaid allows customers to access our services from their homes on a prepaid basis utilizing "1xxx" and toll-free access. When the customer makes a domestic or international long distance call, our switch automatically recognizes the customer's telephone number and deducts the cost of the call from the customer's prepaid account balance. Telco Prepaid customers are able to replenish their balances by purchasing vouchers or by phone with a credit card. Customers also can access their account balance by phone using voice prompts.

    E-COMMERCE SERVICES. As part of our strategy, we seek to introduce services that capitalize on the growing popularity of the Internet for everyday commercial transactions. During the fourth quarter of 1998, we introduced Presto! Card-TM- in the United States. During March 1999, we introduced presto phone-TM- in the United Kingdom. Presto! Card and presto phone are our first e-commerce services and the first services offered through what we intend to develop as an Internet-based portal for telecommunications services. Presto! Card and presto phone allow users to establish a virtual prepaid account that is purchased and recharged exclusively over the Internet at www.prestocard.com and www.prestophone.com, respectively. These services enable users to make international and domestic long distance calls at competitive rates and to view their call records on a real-time basis. We believe that Presto! Card and presto phone are currently the only prepaid services that can be purchased and recharged instantly over the Internet. We intend to offer these services in Canada and our continental European markets and to develop additional e-commerce services that take advantage of the growing use of the Internet.

    We believe that e-commerce services offer us significant opportunities for growth. In particular, we believe these services will appeal to a highly desirable segment of the population that is technologically proficient, makes a significant number of long distance calls and represents a broad geographic base. In addition, e-commerce services offer a number of other advantages. Presto! Card and presto phone, like our other prepaid cards, do not require any billing support and do not expose us to any credit risk. Also, e-commerce services have lower associated sales and marketing and customer service costs. We believe that e-commerce may, over time, become an important distribution channel for certain other services.

    INTERNET SERVICES. In February 1999 we began offering Internet access to retail customers in Switzerland, and we expect to offer Internet access to retail customers in Belgium by the end of the third quarter of 1999. We believe offering Internet access will increase usage of our services, provide us with additional revenue and further enhance our ability to attract and retain customers. We intend to offer Internet access during 1999 in selected additional European countries in which we have interconnection, such as the United Kingdom and Germany. The legal regime concerning Internet access services in Europe is under development. This also is a new service that we have not provided before which may present implementation risks.

    OTHER RETAIL SERVICES. We also provide the other retail services described below. These services currently represent a relatively small portion of our revenues. We expect most of these services to continue as ancillary service offerings.

    - DEDICATED ACCESS SERVICE. Customers using this service lease a transmission line that connects the customer's business directly to one of our switches or POPs. This service is marketed to high-volume customers in the United States and can be used for voice, data, video and the Internet. We intend to increase our sales and marketing efforts for this service.

    - TOLL-FREE SERVICE. We provide domestic toll-free service (I.E., "800", "888" or "877" service) to customers in the United States, the United Kingdom, Belgium, Germany and Switzerland. We also provide international toll-free services ("ITFS") for our customers in Europe.

    - DIRECTORY ASSISTANCE. In the United States, we provide nationwide directory assistance service for our long distance customers 24 hours a day.

    - LONG DISTANCE WIRELESS SERVICE. We offer domestic and international long distance services to cellular telephone users in the New York metropolitan area. Users access this service by dialing a local access number or, in the case of Bell Atlantic Mobile customers in certain area codes, by selecting Destia as their long distance provider. We intend to market domestic and international long distance services to cellular telephone users in selected metropolitan U.S. markets.

    WHOLESALE SERVICES

    CARRIER SERVICES. In the United Kingdom, Belgium, France, Germany and the United States, we sell wholesale transmission capacity to carrier customers who use the transmission capacity to service their end-user customers. Carrier customers generally are extremely price sensitive, generate very low margins and frequently move their traffic from carrier to carrier based solely on small price changes in termination costs to particular destinations. Larger carrier customers sometimes change providers on a daily basis. Furthermore, smaller carrier customers are generally perceived in the telecommunications industry as presenting a higher risk of payment delinquency or nonpayment than other customers. In the deregulating markets in Europe, these risks are particularly acute.

    When we sell transmission capacity to carrier customers where all or a portion of the traffic is transmitted on our IRUs or fixed-cost leased lines that have unused capacity, we can generate additional revenues without incurring significant marginal costs. When we sell carrier customers transmission capacity which we purchase from third-party vendors, providing these services allows us to increase the amount of transmission capacity that we purchase overall. As a result, we are able to obtain even greater volume discounts on our purchases of transmission capacity from these third-party vendors and therefore generate higher margins and/or offer better pricing on our retail services.

    During 1997 and 1998, sales of transmission capacity to carrier customers ranged from 9% to 30% of our consolidated revenues on a quarterly basis, comprising 9% of our consolidated revenues for the fourth quarter of 1998. During 1999, we intend to increase our carrier revenues, although our business will continue to be predominantly focused on retail sales. In order to increase our carrier revenues, we have increased our carrier services group to 12 people, located in the United States, the United Kingdom and Germany, who are responsible for sales to carriers in each of the cities the Destia Network serves. In addition to increasing carrier revenues, we also seek to diversify our carrier customer base to include more higher margin continental European traffic. See "Risk Factors--Importance of Carrier and Other Wholesale Customers."

    OTHER WHOLESALE SERVICES. We sell transmission capacity to third parties that offer their own branded products and services such as private label calling cards. We believe that many of these customers buy transmission from us not only for our prices, but also for access to our software platform, which, among other things, allows them to utilize our software technology to process calls made with calling cards and prepaid cards and perform specialized billing functions. In addition, we also sell transmission capacity to resellers who in turn sell our long distance services to their customers. In 1999, we intend to grow the reselling portion of our business, since this channel typically has higher margins than wholesale carrier sales. See "Risk Factors--Importance of Carrier and Other Wholesale Customers."

THE DESTIA NETWORK

    As of December 31, 1998, the Destia Network was comprised of:

    - 14 operational carrier-grade Northern Telecom switches with seven in North America and seven in Europe;

    - ten POPs in North America and seven POPs in Europe, in addition to our switch locations;

    - over 100 interconnections to LEC tandems and LEC end-offices in the United States, which provide us with direct interconnections to LECs;

    - 20 points of interconnection to PTTs in the United Kingdom and continental Europe;

    - a U.S. fiber optic transmission network backbone that we currently lease from Qwest;

    - a U.S. fiber optic transmission network that will consist of IRUs covering more than 27 million DS-0 miles of fiber optic cable connecting 43 U.S. markets. This transmission network will be leased from Frontier on a long-term basis and will replace our existing Qwest network. In addition, the Frontier arrangement gives us attractive origination and termination rates in the continental United States;

    - a transcontinental transmission network consisting of IRUs and other ownership interests, including rights on the AC-1, PTAT, TAT 12/13 and CANTAT-3 transatlantic cables;

    - leased capacity and IRUs in Europe and leased capacity in Canada;

    - 32 network-based servers located in nine cities in continental Europe, the United Kingdom and North America controlled by a centralized enhanced services platform; and

    - an Internet protocol network overlay that permits point-to-point transmission using packet-switched voice and data transmission technology. This network overlay is currently deployed between certain of our European switches and between those switches and our switch in New York.

    See the inside cover of this prospectus for a graphic depiction of the Destia Network. We intend to continue to make significant investments in network infrastructure, particularly investments that will provide us with long-term access to high-bandwidth capacity in European markets where we are seeking to expand our customer base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    NETWORK ECONOMICS

    The major components of our costs include the cost of origination, transmission and termination. To the extent we can manage these costs appropriately we believe that we can significantly improve our gross margins.

    ORIGINATION AND TERMINATION. In general, we pay a per minute fee to originate and terminate calls. In the United States, we can reduce these costs by having direct interconnection to LECs through LEC tandems and end-offices, which allows us to carry a larger portion of each call on our network. In Europe, we can reduce these costs through implementing direct interconnection with the local PTTs. In addition, by having these interconnections, we are able to provide network access through abbreviated dialing and to originate calls on our network in a greater number of cities. Direct interconnection also provides better transmission quality and greater reliability. However, there are often delays in executing and implementing interconnection. See "Risk Factors--Competition" and "--Regulation."

    TRANSMISSION CAPACITY. At present, our transmission capacity consists primarily of:

    - IRUs, which are long-term capital leases of fiber optic cable for periods typically of up to 20 or 25 years (which is usually the entire useful life of the transmission facility);

    - leased lines, which as the term is generally used in the telecommunications industry, represent transmission capacity leased for a shorter duration under an operating lease. Our leased lines generally are leased for 12 to 36 months; and

    - switched minutes, which are purchased from carriers on a per minute basis. Switched minutes are used principally to carry traffic to destinations not covered by the Destia Network. These purchases are made on an as-needed basis and do not involve significant minimum purchase requirements.

    In order to effectively manage our transmission costs, we utilize a mix of IRUs, leased lines and switched minutes. We typically seek to acquire IRUs that connect network cities which have significant calling traffic between them. However, in regions where transmission capacity costs have been rapidly declining, such as in continental Europe, we have instead utilized leased lines and intend to obtain IRUs when we believe prices for IRUs have sufficiently declined. Leased lines also permit us to operate on a fixed-cost basis for certain routes where we have experienced increased traffic, but do not require a significant investment of infrastructure, human resources or technology and have a shorter duration than IRUs. Because the cost of IRUs and leased lines involve an initial capital outlay or a fixed monthly payment, transmitting an increased portion of calls over these IRUs and leased lines reduces our incremental transmission costs and thereby enables us to offer services on a competitive basis and/or increase our gross margins. Once we have generated enough traffic to cover the costs of IRUs and leased lines, there is no significant marginal cost to us for carrying additional calls over these IRUs and leased lines. In order to further increase the capacity of our IRUs, we in some cases utilize carrier grade compression or multiplexing equipment.

    As part of our expansion strategy, and as a result of increasingly attractive pricing, we intend to acquire additional IRUs, including in continental Europe. Although our IRUs are currently operated and maintained by third parties, we have the right to transmit our telecommunications traffic through the fiber. To the extent cost efficient, we may acquire additional IRUs including IRUs in "dark fiber." Under certain circumstances, acquiring these types of IRUs may be more cost advantageous than acquiring IRUs in transmission capacity that is operated and maintained by third parties, although it also involves certain additional operational costs and risks and, in some countries, additional regulatory compliance requirements. See "Risk Factors--Dependence on Transmission Line Providers."

    In addition, we can further reduce our transmission costs for traffic on our network by increasing the amount of traffic routed by our switches. Because our switches are programmed to route traffic over the lowest cost network service, depending upon cost and bandwidth availability, traffic routed by our switches can be delivered on a "least cost" basis.

    OTHER. In addition to the cost of origination, transmission and termination, the other costs of our network relate primarily to switching equipment, compression equipment, our Internet protocol overlay and facility/network management and related software.

    NETWORK OPERATIONS

    NETWORK OPERATIONS CENTER. During the fourth quarter of 1998, we established a network operations center in St. Louis, Missouri, which operates on a 24-hour-a-day, 7-day-per-week basis. From this facility, we monitor our operations in the United Kingdom, continental Europe and North America. Performing these tasks from a centralized location enables us to monitor the network more effectively and on a more cost-efficient basis. In addition, we also have the capability to monitor our European network from our network operations center in London.

    During 1998, we began rolling out our St. Louis network operations center and developing and enhancing our network control systems. We expect to invest a total of approximately $3.0 million for the build-out of the network operations center. Among the most significant of the improvements we are undertaking is the installation of digital cross-connect systems ("DACs") equipment at each of our switch locations, which will enable us to monitor, test and re-configure network facilities from a central location to maintain transmission quality on our network.

    INTEGRATED INFORMATION SYSTEMS. The development and integration of the information systems that interface with the Destia Network are performed at our College Station, Texas, and Brooklyn, New York, facilities. One of the principal development projects during 1998 was the development of a proprietary integrated customer service database and billing system, called Service One-TM-, which is currently in use for all of our U.S. services. Service One will afford greater flexibility as we increase service offerings and will accommodate greater customer volume. In addition, we recently implemented an interactive voice response system that will permit customers to obtain up-to-date information concerning their account and their most recent invoice by telephone.

    During 1998, we spent approximately $2.3 million to enhance current, and develop new, network information systems. We expect to invest approximately $2.4 million for these purposes during 1999. While we believe that our current information systems are adequate for our near term growth, additional investment will be required as we expand our operations. See "Risk Factors--Dependence on Effective Information Systems."

    SOPHISTICATED OPERATIONAL CONTROL SYSTEMS. Our systems development group has internally developed sophisticated proprietary software and intranet systems to better manage our business and appropriately price our services in each of our markets on a real-time basis. For example, we have developed an interface with our network switches that allows us to compile network information on a real-time basis, including the number of minutes being routed through our switch (and corresponding revenue), points of origination and termination, sources of traffic (by area code, city and carrier) and other traffic information. We use this information every day in connection with "least cost" routing, pricing, cost and margin analysis, identifying market opportunities and developing of our sales and marketing and network expansion strategies, among other things. We believe that these analytical tools allow our management team to quickly identify new market growth and cost saving opportunities as well as control our business in an environment of rapid growth. We believe that we are one of the few competitive telecommunications companies that have these types of analytical tools and to have integrated them into our daily operations.

    EUROPEAN NETWORK

    We have seven switches and seven POPs in continental Europe and the United Kingdom. The location of our European switches and the date of completed interconnection of each are as follows:

                                               DATE OF          DATE OF
CITY                                          OPERATION     INTERCONNECTION
-----------------------------------------  ---------------  ---------------
Brussels, Belgium........................          1Q97             4Q98
Paris, France............................          1Q97             2Q99
London, United Kingdom...................          2Q97             2Q97
Frankfurt, Germany.......................          3Q98             4Q98
Zurich, Switzerland......................          3Q98             4Q98
Amsterdam, The Netherlands...............          4Q98             3Q99E
Berlin, Germany..........................          4Q98             4Q98

    We also own IRUs on the PTAT-1, CANTAT-3, TAT 12/13 and AC-1 transatlantic cables. As part of our expansion strategy, we intend to acquire additional IRUs, including in continental Europe. See "--Network Economics--Transmission Capacity."

    The Destia Network's European hub is located in London. A large portion of our transatlantic calls between continental Europe and the United States are routed through London because it is the most cost-effective routing due to the low per minute marginal costs associated with our transatlantic IRUs. We also route a substantial portion of our international intra-European calls (E.G., Berlin to Paris) through our London hub to take advantage of favorable transmission rates to and from London. These rates are often lower than the costs of transmitting the call by a more direct "off-net" route where the Destia Network does not have a transmission line between the originating and terminating switch.

    As a result of deregulation and geography, Frankfurt is emerging as a popular European hub for telecommunications carriers, especially for calls to and from Eastern Europe. We believe that we are well positioned to take advantage of these market developments due to our Frankfurt switch and intend to market our carrier services to carriers that route calls through Frankfurt.

    In addition to adding new switches in continental Europe during 1998, we further enhanced the Destia Network in continental Europe by entering into and implementing direct interconnection agreements with the PTTs in Belgium, Germany and Switzerland. We are currently in the final stage of testing our interconnection with the PTT in France, and we expect to implement interconnection with the PTT in The Netherlands during the third quarter of 1999. These agreements add to the interconnection that we have had in place with British Telecom in the United Kingdom since the second quarter of 1997. Our interconnection arrangements provide us with a direct connection to the PSTN. By having a direct connection to the PSTN, we are able to offer domestic long distance service, provide network access through abbreviated dialing and originate and terminate calls in a greater number of cities and at a substantially reduced cost.

    In addition, in 1999, we intend to upgrade our POPs in Hamburg, Germany and Vienna, Austria to switches and install POPs in Dublin, Ireland and Milan, Italy.

    NORTH AMERICAN NETWORK

    We have seven switches and ten POPs in the United States and Canada. Our North American switches, which are all interconnected and operational, are located in the following cities:

                                                                   DATE OF
CITY                                                              OPERATION
---------------------------------------------------------------  -----------
New York.......................................................        3Q93
Los Angeles....................................................        1Q98
Miami..........................................................        3Q98
Washington, D.C................................................        3Q98
Toronto........................................................        3Q98
Chicago........................................................        4Q98
Dallas.........................................................        4Q98

    U.S. NETWORK EXPANSION. In 1998, we substantially expanded our U.S. network infrastructure by adding switches in Chicago, Dallas, Los Angeles, Miami and Washington, D.C. We also added a number of POPs connecting various cities to our network. All of the foregoing reduce our transmission costs.

    During 1999, we intend to upgrade our POP in Atlanta, Georgia to a switch. In addition, during 1999, we intend to add additional connections to LEC tandem switches and LEC end-offices.

    We currently obtain most of our U.S. fiber optic transmission capacity from Qwest. Because of the substantial increase in our domestic traffic and our desire to provide services in more U.S. markets, we recently acquired a 20-year IRU from Frontier to use portions of its U.S. fiber optic network. This network will consist of more than 27 million DS-0 miles of fiber optic cable connecting 43 markets and will replace our Qwest network. In addition, the Frontier arrangement also gives us favorable origination and termination rates in the continental United States. This will provide us with the cost benefits of having additional network access and drop-off points in areas where we have not invested in our own switches or POPs. We believe that the extensive reach of the Destia Network in the United States following the addition of transmission capacity from Frontier will provide us with a significant cost advantage over many of our competitors, although relying primarily on one network provider for U.S. transmission capacity also results in additional risks. See "Risk Factors--Dependence on Transmission Line Providers."

    Frontier is in the process of building the fiber optic network that we will use, and we expect this network to be completed and substantially operational by the end of 1999. We expect to begin using a portion of Frontier's network by July 1999.

    GATEWAY SWITCH UPGRADES. Gateway switches permit us to convert international protocols to U.S-based protocols. This ability to convert protocols enables us to terminate inbound international traffic in the United States for overseas carriers and to carry outbound international traffic closer to its destination and at a lower cost before handing it off to another carrier (such as the PTT) in the terminating country. We currently have gateway switches in New York and London. During 1999 and early 2000, we intend to upgrade our switches in Miami and Los Angeles to have international gateway capabilities, which will allow them to interface directly with protocols used by non-U.S. carriers. The Miami gateway switch will interface primarily with carriers from Latin America and the Caribbean and the Los Angeles gateway switch will interface primarily with carriers from Asia.

    CANADIAN EXPANSION. During the third quarter of 1998, we expanded the Destia Network to Canada by installing a switch in Toronto. We plan to install a POP in Montreal by the fourth quarter of 1999. This switch and POP will enable us to originate calls in two of the largest long distance markets in Canada.

    NETWORK ACCESS AND CALL ROUTING

    NETWORK ACCESS. The Destia Network can be accessed through a variety of methods, depending upon the service and the location from which the customer is calling. These methods are as follows:

    - "1+" ACCESS. "1+" access, also known as preselection or equal access, enables a long distance customer to access the Destia Network from the customer's premises by dialing "1" and then the number that the customer is calling. "1+" access is currently available to our customers in the United States, Canada, Germany and Switzerland where the Destia Network has a switch or POP. Using this access method, a customer does not need to dial a special prefix access code because the customer has preselected our company as its long distance carrier and the LEC's or PTT's switching system already is programmed to direct long distance calls from the customer's telephone to the nearest Destia Network switch.

    - "1XXX" ACCESS. "1xxx" access, or prefix dialing, enables a long distance customer in our European countries (as well as the United States) to access the Destia Network from the customer's premises by dialing "1" and a code number and then the number the customer is calling.

    - LOCAL DIAL-UP ACCESS. In continental European cities where we have installed a switch or POP, customers can access our international and domestic long distance service and, in some cases, prepaid card service, by dialing a local telephone number. Local dial-up access reduces our transmission costs for these calls because it shifts the cost of accessing our switch to the customer. The reduction in transmission costs enables us to increase our margins and/or reduce our retail prices on these calls, as well as to provide competitively priced intra-European long distance service.

    - INTERNATIONAL TOLL-FREE ACCESS. This access method allows customers to access our card-based services in selected continental European markets by dialing an international toll-free number. This access method is predominantly used by business travelers.

    - NATIONAL TOLL-FREE ACCESS. Customers who access our services in this manner do so by dialing a national toll-free number. This access method is available to customers who use our calling card and prepaid card services in the United States, the United Kingdom and Germany.

    - DEDICATED ACCESS. Carrier customers and high volume end-users can be connected to our switch by a dedicated leased line. The advantages to the customer of dedicated access are simplified dialing, faster call setup times and lower access costs if a sufficient volume of calls is transmitted over the leased line. This service can be used for voice, data, video and the Internet over a single leased line.

    CALL ROUTING. Calls are routed to their destination through one or more of our switches. If the call originates in a network city with a switch, the caller generally will dial into the network over local lines. These calls will then be routed by the local service provider (a LEC in the U.S. and typically a PTT in Europe) to our switch. A call originating in a city with a POP, which acts solely as a collection point for calls, generally will be originated using one of the foregoing access methods and will be sent to the POP. The call will then be transmitted from the POP to one of our switches on an owned or leased line comprising part of the Destia Network. If the call originates in a city where we do not have a switch or POP, the caller generally dials into the network using national or international toll-free access, which is substantially less cost-efficient for us than "1xxx," "1+" or local dial-up access. From our switch, "least cost" routing techniques are used to determine whether the call should be transferred directly to the PSTN or routed to another one of our switches over an owned or leased line and then transferred to the PSTN for termination. See "--Network Hardware and Software--Least Cost Routing."

    NETWORK HARDWARE AND SOFTWARE

    CARRIER GRADE SWITCHES AND TECHNOLOGY. We use Northern Telecom carrier grade switches throughout the Destia Network. The principal benefits of carrier grade switches are their ability to (1) handle large, simultaneous call volumes,
(2) provide better quality service to customers, and (3) seamlessly interconnect with local operators. Each of these benefits is discussed below:

    - CALL CAPACITY. Carrier grade switches generally have more port capacity than smaller switches, which enables them to route a greater number of simultaneous calls.

    - BETTER QUALITY SERVICE. Carrier grade switches provide higher transmission quality, faster call setup times and better call completion rates than smaller, less powerful switches. Our carrier grade switches also have call completion capabilities that reduce the time needed to connect calls and allow for more efficient use of transmission capacity.

    - DIRECT INTERCONNECTION WITH PTT AND LEC NETWORKS. Carrier grade switches enable our network to interconnect directly with the networks of PTTs and LECs, subject to applicable regulatory requirements and an interconnection arrangement being in place. The benefits of direct interconnection generally include better quality service, lower costs, improved reliability and the ability to rapidly increase call-handling capacity.

    We believe that by utilizing the equipment of a single principal supplier we are able to minimize the difficulties associated with integrating equipment from various sources and with differing specifications. In addition, it also enables us to develop a single proprietary software to compile our network information since we do not need to accommodate switches of different manufacturers. However, using equipment principally from one supplier does entail certain risks. See "Risk Factors--Dependence on Our Principal Equipment Supplier."

    SS7 TECHNOLOGY. Signaling System 7 technology (also known as "SS7"), which is used primarily in the United States, performs two significant functions within the Destia Network. SS7 facilitates faster call setup by sending messages that precede the call and obtain information about its destination, such as whether the destination number is available or engaged in a call. Second, SS7 is able to look up destination numbers, such as toll-free "800" numbers, in a central database. This allows the Destia Network to use intelligent call routing.

    We are currently migrating from SS7 services provided by third parties on a per switch basis to using our own SS7 equipment throughout our U.S. network. We will then use one centralized provider to enable us to make SS7 connections with LEC offices nationwide. This will provide us with greater flexibility and will enable us to control equipment usage, maintain network integrity and reduce costs.

    Our SS7 technology will be supported from the St. Louis network operations center. This will provide real time information on network usage and integrity while allowing for instantaneous call tracing, monitoring, and fraud detection.

    LEAST COST ROUTING. Through a combination of hardware and software, our network enables us to perform "least cost" routing analysis, which enables us to transmit a call over the most cost-efficient route during that time of day. Prices for various destinations fluctuate on a daily basis. Our least cost routing software enables us to continually revise our routing tables, including accounting for fluctuations in currency exchange rates, as the cost of certain routes change. We have a dedicated group that is responsible for monitoring the routing of calls and seeking to minimize our transmission costs.

    DIGITAL CROSS-CONNECT CAPABILITY. We are in the process of installing DACs hardware and software at each of our switches and major POPs. DACs will enable us to monitor, test and re-configure network facilities from a central location to maintain transmission quality on our network.

    INTERNET PROTOCOL OVERLAY. Currently, voice calls are carried by keeping a circuit open between two (or more) parties. This is inefficient because it uses transmission capacity even when the parties are silent. Our carrier grade switches are capable of interfacing with TCP/IP, an Internet protocol software, and the related hardware. TCP/IP technology would enable us to provide simultaneous voice and data transmission over a single line, since the technology compartmentalizes voice, data and/or video into digital pieces of information (I.E., into "packets") before they are transmitted. The packets can be sent separately over one or more lines and are then reassembled at the destination switch prior to being converted into their original format. This is a much more efficient use of transmission capacity than keeping a circuit open. Packet-based transmission would enable us to transmit data and video using less transmission capacity, thus increasing the amount of information we can transmit over a given line and our network overall.

    We have installed TCP/IP hardware and software manufactured by third parties on selected transatlantic and European routes, which enable us to carry traffic using Internet protocol technology over a portion of the Destia Network. We are currently exploring various potential service applications. For example, packet-based transmission would allow us to offer integrated voice, fax and video services as well as Internet access over an ordinary telephone line. However, we have very limited experience with IP technology and many of our competitors are making substantial IP investments. There can be no assurance that we will be successful with IP technology.

    OPERATING AGREEMENTS; TRANSIT AGREEMENTS

    Through our affiliates, we have entered into operating, termination and/or transit agreements with a number of overseas PTTs and competitive carriers, including carriers in Denmark, Greece, Ireland, Israel, Italy, Poland, Romania, Russia, Slovenia, Sweden and the Ukraine. As part of our strategy, and as market and regulatory conditions warrant, we intend to enter into more of these agreements with additional overseas carriers.

    Operating and termination agreements provide us with more favorable termination rates in the home country of the other carrier who is a party to the agreement. We can directly interconnect with the local carrier who then locally terminates all calls. These agreements also afford us more control over the quality of the terminating segment of our international calls. In addition, operating agreements also increase our overall gross margins because our correspondent carriers are required to send us a specified portion of their traffic that is bound for markets covered by the Destia Network. We can charge "settlement rates" for this traffic that substantially exceed our termination costs. We note, however, that the international settlement regime is collapsing. See "Risk Factors--Increasing Price Pressure--Collapse of the International Settlement Regime." Alternatively, the additional gross margins on this return traffic enable us to price our calls to a given country more competitively while still maintaining an acceptable average gross margin on all calls both to and from that country. Similarly, transit agreements are advantageous to us because they provide us with more favorable transit rates to third countries. Such agreements and switched hubbing arrangements may allow us to pay less than the full settlement rate we would otherwise have to pay if we had a direct operating agreement with the terminating PTT. See "--Regulation" for additional information concerning these types of agreements.

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

SALES AND MARKETING

    We reach a broad range of customer groups through a variety of marketing channels, including a direct sales force, independent sales agents, multilevel marketing, customer incentive programs, advertising and the Internet. As part of our multichannel marketing approach, we tailor our marketing to our specific geographic markets and services. We believe this is an especially cost-effective means of marketing to our target customers. In addition, we expect that our multichannel marketing approach will facilitate our continued rapid growth while reducing the risks associated with dependence on a limited number of distribution channels.

    We market our services at the local level through both independent sales agents and an internal sales force, depending upon the particular geographic market, customer group and service. Our independent sales representatives, who generally are retained on a commission-only basis, concentrate primarily on residential sales and sales to commercial accounts. Our internal sales force concentrates primarily on sales to commercial accounts, wholesale customers and other carriers. This internal sales force includes a recently expanded carrier services group of 12 people located in the United States, the United Kingdom and Germany who are responsible for sales to carriers in each of the Destia Network cities. Our local internal sales forces also typically advertise locally and provide support for our independent sales representatives.

    We recently changed our name to "Destia Communications, Inc." and also developed a new company logo. We believe that our new name and logo better emphasize our focus on providing innovative services. We also believe that by establishing a widely recognized brand, we can increase brand awareness among our target customers and facilitate cross-marketing of additional services to our existing customers. After completing the transition to the Destia name, which will occur after the offering, nearly all of our primary services in all our geographic markets will be either branded or co-branded with the Destia name and logo.

    CONTINENTAL EUROPE

    Our sales and marketing strategy in most of our continental European markets has been initially to concentrate on sales of prepaid services through independent distribution channels since prepaid services operations present a limited credit risk and independent distribution does not require substantial initial investments. After gaining market acceptance and establishing our local sales and marketing infrastructure, we typically have then introduced calling card services and, once a POP or switch is installed, international long distance services. Concurrently, we also have aggressively pursued interconnection arrangements with the local PTTs, which allow us to provide national origination on a cost-effective basis. Following interconnection, we further increase our sales and marketing activities in a market in order to promote our services. As part of our initial entry into a new market, we also typically have concentrated on sales in ethnic communities since these market segments can be effectively targeted with limited resources, enabling us to rapidly generate revenues, create brand awareness and promote customer loyalty.

    While our general sales and marketing strategy in continental Europe remains consistent, we also tailor it to meet the needs of each particular market. For example, in Belgium, we have generated significant revenues by placing our prepaid cards (together with point of purchase displays) in many highly visible locations such as bookstores, newsstands, kiosks and convenience stores. In France, we concentrate on commercial accounts and employ an internal sales force for this purpose. In Germany, we have an internal sales force in Hamburg that primarily markets prepaid cards and commercial long distance services. We also began marketing our "1+" long distance services in Germany during the first quarter of 1999 through a multilevel marketing program that is similar to our U.K. program. In Switzerland, we market our services through indirect channels, supported by direct advertising in national media. We also cross-market our services in Switzerland. For example, we began providing Internet services in Switzerland in February 1999 and introduced a promotional program that offers one year of free Internet access to customers who purchase our long distance services.

    We also adapt successful marketing approaches from certain countries to other continental European markets. For example, we intend to advertise in national magazines and newspapers in Germany, which has been effective in Switzerland. In addition, we intend to replicate the success of our multilevel marketing program in the United Kingdom in other European markets.

    We have an internal sales force based in each city in which we have a switch except Amsterdam. In each of these cities, we are expanding our internal sales forces and recruiting additional independent sales representatives.

    UNITED KINGDOM

    In the United Kingdom, we market our services nationally. We offer all of our U.K. services through Telco, our wholly-owned U.K. subsidiary.

    Our residential domestic and international long distance service and calling and prepaid cards are marketed primarily by independent sales representatives through multilevel marketing. We believe that multilevel marketing is the most cost-effective way to continue to increase our U.K. residential and card-based customer revenues since it encourages independent sales representatives to both sell services and recruit additional independent sales representatives. Sales representatives are motivated to both sell and recruit because they receive a commission based on their own sales and sales of representatives recruited by them. A substantial number of these sales representatives operate on a part-time basis, using the commissions from sales of services as a secondary source of income. During December 1998, we had approximately 4,000 independent sales representatives that received commissions. In addition, we are one of only 150 companies, and the first telecommunications company, to be accepted for full membership in the Direct Sellers Association, a nationally recognized U.K. industry trade group for multilevel marketing.

    We market domestic and international long distance services to U.K. commercial accounts and carrier services to carrier customers through a direct sales force. We have adopted this approach for these services since they are more complex and usually require a longer sales cycle. We market and distribute our presto phone virtual prepaid service, which is currently available only to our long distance customers, directly to customers over the Internet.

    We also increased our U.K. prepaid card distribution capabilities through our acquisition of a controlling interest in America First, a well-recognized prepaid card distributor, during the fourth quarter of 1998. We intend to migrate our U.K. prepaid card distribution to America First because we believe that America First is well positioned as an experienced and recognized distributor of prepaid phone cards in the London area.

    NORTH AMERICA

    UNITED STATES. Prior to 1998, we marketed our services primarily in the New York metropolitan area. During 1998, we significantly expanded our marketing efforts beyond the New York metropolitan area to include other U.S. network cities. We now have independent sales representatives in all of our network cities and have internal sales representatives in New York, Los Angeles, Miami and Washington, D.C.

    Our international and domestic residential long distance services, which are marketed primarily to ethnic communities, are sold primarily through independent sales representatives. We target ethnic communities for these services because we believe that members of these communities generate above average international calling volumes, are not as heavily targeted by other long distance providers as the general population and enable us to build brand recognition in a well-defined community. We intend to expand the use of independent sales representatives to market our residential services in the United States beyond the ethnic market.

    Our international and domestic long distance services for commercial accounts are sold primarily through our internal sales force, which targets accounts with significant calling volumes to European destinations. Many business customers also require unified or other specialized billing formats. Members of our sales force work with customers to address their billing needs such as providing monthly bills with breakdowns of usage by account code, area code or department.

    Our calling card services are marketed and co-branded under both the VoiceNet and EconoCard-TM- brand names. VoiceNet calling cards are marketed primarily through in-flight magazines, national magazines and newspapers and through advertising materials placed in high traffic locations, such as restaurants. We also market VoiceNet calling cards through independent sales representatives. EconoCard calling cards are marketed to ethnic groups in conjunction with our residential services.

    Prepaid cards are sold under a variety of brand names in major metropolitan areas and are primarily sold through wholesale distributors and other independent sales representatives. These distinctively branded prepaid cards can be accessed by dialing a local access number in the area in which the card was purchased, which reduces our costs and permits us to offer lower rates than most of our competitors. This is important because prepaid card customers are particularly price sensitive and frequently purchase prepaid cards based on small differences in price for calls to specific destinations.

    We currently are in the process of implementing a cross-marketing program to VoiceNet customers to offer them our "1+" long distance service in the United States. We also have expanded our marketing of new services to existing residential long distance customers by describing these services regularly in the "DESTIADVISOR" monthly insert included with each customer bill. In addition, we have entered into affinity programs with major credit card companies, such as First USA and GE Capital, to promote our VoiceNet calling cards. These affinity programs include mass mailings in customers' monthly billing statements that contain a preapproved VoiceNet calling card which, when used by the customer, is automatically billed to the customer's credit card account.

    We market and distribute our Presto! Card virtual prepaid service to customers over the Internet and through an affinity program with the New Jersey Devils professional hockey team.

    We use an internal sales force to market to carrier customers and other wholesale customers that purchase privately branded calling cards and prepaid cards. We have adopted this sales approach for these services since they are more complex and usually require a longer sales cycle.

    CANADA. In Canada, we currently market our services in Toronto and Montreal primarily to ethnic communities that generate substantial international calling volume. Marketing is being done primarily through independent sales representatives and our internal sales representatives in Canada. As we expand our customer base in Toronto and Montreal, we intend to broaden our target customer groups, introduce additional services and increase our internal sales and marketing capabilities.

    CUSTOMER SERVICE

    We are committed to providing our customers with superior customer service and believe that we have developed the infrastructure necessary to serve both our existing customer base and accommodate substantial growth with minimal additional investment. We have a 24-hour-a-day customer service department located in College Station, Texas, which, at December 31, 1998, had 157 full-time equivalent customer service representatives. In the United Kingdom, we also maintain a 24-hour-a-day customer service department that, at December 31, 1998, had 65 full-time equivalent customer service representatives located at the Telco facility in London, England. In continental Europe, each country in the Destia Network has a customer call center, which in the aggregate totalled 20 full-time equivalent customer service representatives at December 31, 1998. At all of our customer service facilities, our customer service representatives handle both service and billing inquiries. In addition, our call centers all have representatives that are multilingual.

    We also have developed our own proprietary software systems to better serve our customers. For example, in each of our network countries, our monthly bills are in the customer's native language and local currency (and we have the ability to bill in euros). We also provide detailed billing information for commercial customers that includes itemized breakdowns of usage by account code and department. In addition, we have implemented an interactive voice response system that will permit customers to obtain up-to-date information concerning their account and their most recent invoice. We believe that our customer-oriented philosophy backed by the strength of our customer support infrastructure allows us to differentiate ourselves from our competitors.

COMPANY OPERATIONS

    Currently, our extensive international telecommunications network allows us to provide services in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland. Our operations in each of our principal markets are briefly described below.

    CONTINENTAL EUROPE

    A significant component of our growth strategy is focused on the continued development of our business in the deregulating telecommunications markets of continental Europe. Prior to January 1, 1998, there were significant regulatory limitations on our ability to provide services in most continental European countries. Now, as a result of EU and national regulatory initiatives, we may provide a range of services in many of these countries that is comparable to the services we provide in the United States and the United Kingdom. In some cases, however, national regulatory restrictions and technology issues (such as credit card verification for e-commerce purchases) may limit our ability to do so. Subject only to these limitations, in continental Europe we intend to offer the same range of services that we offer in the United States and the United Kingdom.

    BELGIUM. Belgium was our third largest market based on revenues for 1998. Sales of prepaid cards comprised the largest portion of our Belgian revenues, followed by revenues derived from international long distance from commercial and residential customers.

    Prior to January 1, 1998, due to regulatory limitations, we only were able to provide a limited number of services in Belgium that included international service utilizing international toll-free access and local access for card-based services, but did not include domestic long distance service. Since regulatory liberalization occurred on January 1, 1998, we have expanded our services to include both domestic and international long distance service. In addition, during the fourth quarter of 1998, we completed our interconnection with Belgacom, the Belgian PTT. This interconnection provides us with a total of 10 connection points with Belgacom, including our switch in Brussels, and permits us to provide our services to customers anywhere in Belgium. This interconnection also permits us to provide network access to our customers through abbreviated dialing and enables us to originate and terminate calls in Belgium on a more cost effective basis.

    FRANCE. We have offered international long distance service to customers in Paris since the first quarter of 1997, in Marseilles and Nice since the fourth quarter of 1997 and in Lyon and Toulouse since the fourth quarter of 1998. We began offering domestic long distance services in selected markets in France in April 1999. Our revenues in France are currently predominantly generated by international long distance services. Sales of prepaid cards comprise virtually all of the other revenues. Most of our customers have CLI (calling line identity), which allows our switches to recognize the number that the customer is calling from, so that the customer can access our network without the need for a personal identification number. In addition, we provide automatic dialers free of charge to our commercial accounts. Automatic dialers eliminate the need for a customer to dial a prefix to use our services.

    Our network includes a switch in Paris and POPs in Marseilles, Toulouse, Nice and Lyon. During the fourth quarter of 1998, we entered into an interconnection agreement with France Telecom that will enable our customers to access our long distance service from their home or office through abbreviated dialing, although certain carriers (including France Telecom) are able to provide direct, "1xxx" access. We are currently in the final stage of testing our interconnection with France Telecom. However, there may still be delays in completing our interconnection. See "Risk Factors--Need for Interconnection" and "-- Regulation."

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

    GERMANY. Germany is the largest market for telecommunications services in continental Europe. Our current principal service in Germany is our prepaid card service, which we offer predominantly to commercial accounts. We currently provide international long distance service, which we market primarily to commercial customers. We have offered this service in Hamburg since the first quarter of 1997, in Berlin since the fourth quarter of 1997 and in Frankfurt since the third quarter of 1998. We began marketing domestic long distance services in the third quarter of 1998 because we completed interconnection in the fourth quarter 1998. We also began marketing long distance services to residential accounts. We intend to introduce our Presto! Card in Germany during the second quarter of 1999. In addition, in 1999, we intend to roll out our successful U.K. multilevel marketing program in Germany and to establish an internal sales force in Frankfurt. See "--Sales and Marketing--United Kingdom."

    As of December 31, 1998, we had switches in Berlin and Frankfurt and a POP in Hamburg. We expect to upgrade our Hamburg POP to a switch during the third quarter of 1999. We believe that our Frankfurt switch will allow us to take advantage of the growing popularity of Frankfurt as a European hub for telecommunication carriers, especially for calls to and from Eastern Europe, and we intend to market our carrier services to carriers that route calls through Frankfurt.

    During the fourth quarter of 1998, we implemented our interconnection with Deutsche Telekom, which enables us to offer customers in our German network cities and the surrounding metropolitan areas, both domestic and international long distance service through "1+" access. Our interconnection agreement in Germany granting us access to Deutsche Telekom's network expired at the end of February 1999, although we have initiated legal action to maintain continued interconnection with Deutsche Telekom's network. In the interim, we are currently still interconnected to Deutsche Telekom's network. If Deutsche Telekom were permitted to restrict our interconnection, our transmission costs in Germany would increase and the services we could offer might be limited. We expect to be able to maintain our interconnection to Deutsche Telekom's network although there can be no assurance that this will be the case. See "Risk Factors--Need for Interconnection--Considerations Affecting Interconnection in Europe." We plan to add additional interconnection points in Germany in 1999 to meet additional traffic or regulatory requirements, which will enable us to originate and terminate traffic in most of the major cities in Germany. See "Risk Factors--Competition."

    SWITZERLAND. Switzerland has been substantially deregulated. Our principal service in Switzerland is international long distance. Customers may preselect our company as their long distance carrier and make long distance calls on our network using "1+" dialing. During 1998, the majority of our customers were commercial accounts. In February 1999, we began providing Internet services in Switzerland and introduced a promotional program that offers one year of free Internet access to customers who purchase our long distance services.

    We established a POP in Zurich during the third quarter of 1997 and upgraded it to a switch in the third quarter of 1998. In addition, during October 1998, we were one of the first telecommunications carriers to be interconnected to SwissCom, the PTT in Switzerland. This interconnection enables us to originate and terminate traffic in Switzerland more cost effectively, which provides us with a competitive advantage over those of our competitors who do not currently have interconnection. Since we completed our interconnection in October 1998, our number of customers has more than quadrupled and as of April 1, 1999 we had approximately 20,000 customer accounts in Switzerland. During the same period, our Swiss revenues also more than doubled. We intend to expand our customer base significantly in Switzerland during 1999. We anticipate, however, that additional competitive carriers will obtain interconnection rights from SwissCom, which will lead to increased competition.

    UNITED KINGDOM

    Since 1991, the U.K. government has sought to encourage increased competition in telecommunications services. As a result of regulatory initiatives, the telecommunications market in the United Kingdom now resembles the United States in terms of services and pricing.

    International and domestic long distance services generated the largest percentage of our U.K. revenues during 1998. We have provided these services in the London area since the fourth quarter of 1996 and nationwide in the United Kingdom since the second quarter of 1997. Our other principal services in the United Kingdom are prepaid cards and sales to resellers and carrier customers. In March 1999, we launched the presto phone virtual prepaid service.

    We offer all our residential, calling card and prepaid services in the United Kingdom primarily through Telco. We believe that Telco has been particularly successful marketing our services in the United Kingdom through its multilevel marketing program. Our prepaid card services, which are currently offered by Telco, are being migrated to America First, a prepaid card distributor that we acquired a majority interest in during the fourth quarter of 1998. See "--Sales and Marketing--United Kingdom."

    We currently have five interconnection points in London that enable us to provide our services throughout the United Kingdom. However, our U.K. customers currently are unable to preselect any carrier except British Telecom as their long distance carrier and thus cannot access our services without first dialing a four-digit access code. Under EU regulations, preselection is scheduled to become available by January 1, 2000, although the U.K. regulator is seeking a waiver of this requirement until a later date. In order to migrate more traffic on to our network, we are marketing automatic dialers to our residential and commercial customers in order to compete more effectively against British Telecom, which provides long distance service without requiring the user to dial an access code. Customers purchase or lease the dialer, which automatically dials our network access code for the customer.

    Our European network (including the United Kingdom) is monitored by DNS, one of our wholly-owned subsidiaries, in London and by Destia through our network operations center in St. Louis, Missouri.

    NORTH AMERICA

    UNITED STATES. The United States is one of our original markets. We have been providing international and domestic long distance service in the New York metropolitan area since 1993. We now also provide our calling card, prepaid card, wireless access to long distance and directory assistance services nationally and provide our other services (primarily residential and commercial long distance) in the 16 U.S. cities in which the Destia Network has a switch or POP. Because of the U.S. market's size and receptiveness to new services, we typically introduce new services in the United States before our other markets. For example, during the last quarter of 1998, we first introduced our Presto! Card virtual prepaid service in the United States over the Internet. We also intend to test (and cross market) additional e-commerce services to Presto! Card customers due to their predisposition to making purchases on-line.

    As of March 31, 1999, we had six switches and ten POPs in the United States, which enable us to originate domestic and international long distance calls in many of the largest U.S. metropolitan areas. Because of the substantial increase in our domestic traffic and our desire to provide services in more U.S. markets, we recently acquired a 20-year IRU from Frontier to use portions of its U.S. fiber optic network. This will replace our use of the Qwest network. Frontier is in the process of building its fiber optic network that we will use, and we expect this network to be completed and substantially operational by the end of 1999. We expect to begin using a portion of Frontier's network by July 1999, although there can be no assurance in this regard. In addition, the Frontier arrangement will give us favorable origination and termination rates throughout the continental United States. See "--The Destia Network--North American Network--U.S. Network Expansion."

    CANADA. We expanded our network into Canada during the third quarter of 1998 by installing a switch in Toronto. We also plan to install a POP in Montreal by the fourth quarter of 1999. This switch and POP will enable us to originate and terminate calls in Toronto and Montreal, two of the largest long distance markets in Canada. Like most of western Europe, Canada also has recently liberalized its telecommunication laws. Since October 1, 1998, private carriers have been able to provide international long distance service originating in Canada. We began providing services in Canada late in the fourth quarter of 1998 and intend to further expand our internal sales force in Canada in 1999.

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

COMPETITION

    The international telecommunications industry is highly competitive and significantly affected by regulatory changes, marketing and pricing decisions of the larger industry participants and the introduction of new services and transmission methods made possible by technological advances. We believe that long distance service providers compete principally on the basis of price, customer service, product quality and breadth of services offered. In each country of operation, we have numerous competitors. We believe that as the international telecommunications markets continue to deregulate, competition in these markets will increase, similar to the competitive environment that has developed in the United States following the AT&T divestiture in 1984. Prices for long distance calls in the markets in which we compete have declined historically and are likely to continue to decrease. Many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources and larger networks than us.

    Privatization and deregulation have had, and are expected to continue to have, significant effects on competition in the industry. For example, as a result of legislation enacted in the United States, RBOCs will be allowed to enter the long distance market, AT&T, MCI WorldCom and other long distance carriers can now enter the local telephone service markets, and cable television companies and utilities can now enter both the local and long distance telecommunications markets. In addition, competition has begun to increase in the EU telecommunications markets in connection with the deregulation of the telecommunications industry in most EU countries, which began in January 1998. This increase in competition is likely to affect revenue per minute and gross margin as a percentage of revenue.

    NORTH AMERICA

    UNITED STATES. In the United States, which is among the most competitive and deregulated long distance markets in the world, competition is based primarily upon pricing, customer service, network quality, and the ability to provide value added services. As such, the long distance industry is characterized by a high level of customer attrition or "churn," with customers frequently changing long distance providers in response to the offering of lower rates or promotional incentives by competitors. We compete with major carriers such as AT&T, MCI WorldCom and Sprint, as well as other national and regional long distance carriers and resellers, many of whom are able to provide services at costs that are lower than our current costs. Many of these competitors have greater financial, technological and marketing resources than we do. If any of our competitors were to devote additional resources to the provision of international and/or domestic long distance telecommunications services to our target customer base, there could be a material adverse effect on our business.

    As a result of the 1996 Telecommunications Act, the RBOCs can compete with us in the long distance telecommunications industry, both outside of their service territory and, upon satisfaction of certain conditions, within their service territory. The Telecommunications Act prospectively eliminated the restrictions on incumbent LECs, such as the RBOCs, from providing long distance service. These provisions permit an RBOC to enter an "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable in the provision of long distance service. RBOCs must satisfy certain procedural and substantive requirements, including obtaining Federal Communications Commission ("FCC") approval upon a showing that, in certain instances, facilities-based competition is present in its market, that it has entered into interconnection agreements that satisfy a 14-point checklist of competitive requirements and that its entry into the in-region long distance market is in the public interest before they are authorized to offer long distance service in their regions. No RBOC is authorized to do so yet, but they are expected to be authorized soon. When they are authorized, they will be very formidable competitors. In particular, Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions, is considered by industry observers to be the most likely RBOC to be the first to be permitted to offer long distance services. On April 13, 1999, Bell Atlantic filed its application with the New York PSC. Because a substantial portion of our customer base and traffic originates in the New York metropolitan area, Bell Atlantic will be a particularly formidable competitor. For long distance calls, Bell Atlantic will have a substantial cost advantage, because it will not have to pay access fees to a local carrier to originate the call.

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

Access fees constitute a large portion of a long distance carrier's cost of services, including ours. Moreover, should Bell Atlantic's proposed acquisition of GTE be consummated, Bell Atlantic will have even greater resources to compete in its service markets.

    The continuing trend toward business combinations and alliances in the telecommunications is also creating significant new or more powerful competitors to our company. The proposed acquisition of Frontier (the primary provider of our U.S. transmission capacity beginning later in 1999) by Global Crossing and of GTE by Bell Atlantic, the proposed acquisition of Ameritech by SBC, the merger of WorldCom and MCI, AT&T's acquisitions of Telecommunications, Inc. and Teleport Communications Group, Teleglobe's acquisition of Excel Communications and SBC's acquisition of SNET are examples of some of the business combinations that are being formed. Many of these combined entities have, or will have, resources far greater than those of our company. These combined entities may, now or in the future, be able to provide bundled packages of telecommunications products, including local and long distance services and data services and prepaid services, in direct competition with the products offered or to be offered by us, and may be capable of offering these products sooner and at more competitive rates than us.

    For example, AT&T's recently announced agreement to acquire Smartalk, which sells prepaid cards would, if consummated, provide AT&T with access to a major distribution network for inexpensive prepaid cards, a market where AT&T has not historically competed on the basis of price. AT&T's significant marketing resources and extensive network would make it a formidable competitor in the prepaid card market.

    The World Trade Organization (the "WTO") recently concluded an agreement, known as the WTO Basic Telecommunications Service Agreement (the "WTO Agreement"), that has already resulted in additional competitors entering the U.S. telecommunications markets. Under the WTO Agreement, the U.S. and other members of the WTO committed themselves to, among other things, opening their telecommunications markets to foreign carriers. The FCC has adopted streamlined procedures for processing market entry applications from foreign carriers, making it easier for such carriers to compete in the U.S. There can be no assurance that the WTO Agreement will not have a material impact on our business.

    We also expect increasing competition from Internet telephony service providers, including Internet service providers. The use of the Internet to provide telephone service is a recent development. To date, the FCC has determined not to subject such services to FCC regulation as telecommunications services. Accordingly, Internet service providers are, today, not subject to universal service contributions, access charge requirements, or traditional common carrier regulation. On April 5, 1999, US West filed a petition with the FCC asking the FCC to find that Internet telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. We cannot predict how the FCC will rule on US West's petition. Should the FCC rule adversely to U.S. West, however, we cannot predict the impact that this continuing lack of regulation will have on our business.

    CANADA. The Canadian telecommunications market is highly competitive and is dominated by a few established carriers whose marketing and pricing decisions have a significant impact on the other industry participants, including our company. We compete with facilities-based carriers, other resellers and rebillers, primarily on the basis of price. The principal facilities-based competitors include the former Stentor partner companies, in particular, Bell Canada, the dominant supplier of local and long distance services in the provinces of Ontario and Quebec, BC Tel and Telus Communications, the next largest Stentor companies which have announced a proposed merger, as well as non-Stentor companies, such as AT&T Canada, Teleglobe Canada, and Sprint Canada. We also compete with ACC TelEnterprises which, until its recent merger with AT&T Canada, was one of the largest resellers in Canada. The former Stentor partner companies discontinued their partnership on January 1, 1999 and are now competing against one another.

    EUROPE

    In continental Europe, our competitors include:

    - PTTs;

    - alliances such as Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One", and AT&T's alliance with both British Telecom and Japan Telecom (the members of which have recently announced a plan to contribute their international facilities and personnel to a newly formed company that is likely to be a substantially more formidable competitor);

    - companies offering resold international telecommunications services; and

    - other companies with business plans similar in varying degrees to us, including emerging public telephone operators who are constructing their own networks and wireless network operators.

    We believe that our continental European markets will continue to experience increased competition and will begin to resemble the competitive landscape in the United States and the United Kingdom. In addition, we anticipate that numerous new competitors will enter the continental European telecommunications market.

    Competition is strong in the liberalized U.K. telecommunications market. In the United Kingdom our principal competitors are British Telecom, the U.K.'s PTT, First Telecom and Cable & Wireless. We also face competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) and from resellers. We also compete with wireless service providers and cable companies.

    Furthermore, in certain European countries (including in France and Belgium) "facilities-based" carriers that make investments in infrastructure receive lower interconnection rates than non-facilities based providers. We do not expect to qualify for such a discount until we purchase more fiber optic transmission capacity in Europe (particularly in France and Belgium). In addition, certain of our competitors offer customers an integrated full service telecommunications package consisting of local and long distance voice, data and Internet transmission. We do not currently offer all of these types of service, which could have a material adverse effect on our competitiveness.

    See "Risk Factors--Competition" and "Risk Factors--Increasing Pricing Pressures."

REGULATION

    Regulation of the telecommunications industry is changing rapidly both domestically and globally. As an international telecommunications company, we are subject to varying degrees of regulation in each of the jurisdictions in which we provide our services. Laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on our company or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

    The regulatory framework in certain jurisdictions in which we provide our services is described below:

    UNITED STATES

    In the United States, our services are subject to the provisions of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, the FCC regulations thereunder, as well as the applicable laws and regulations of the various states administered by the relevant Public Service Commissions ("PSCs"). The recent trend in the United States for both federal and state regulation of telecommunications service providers has been in the direction of reduced regulation. Although this trend facilitates market entry and competition by multiple providers, it has also given AT&T, the largest international and domestic long distance carrier in the

United States, increased pricing and market entry flexibility that has permitted it to compete more effectively with smaller carriers, such as the Company. In addition, the 1996 Telecommunications Act has opened the United States market to increased competition from RBOCs. We cannot be certain whether future regulatory, judicial and legislative changes in the United States will materially affect our business.

    The FCC currently regulates our company as a non-dominant carrier with respect to both its international and domestic interstate long distance services. Although the FCC has generally chosen not to closely regulate the charges, practices or classifications of non-dominant carriers, the FCC has broad authority which includes the power to impose more stringent regulatory requirements on our company, to change our regulatory classification, to impose monetary forfeiture, and to revoke our authority. In this increasingly deregulated environment, however, we believe that the FCC is unlikely to do so.

    The FCC and certain PSCs require prior approval of transfers of control, including PRO FORMA transfers of control resulting from corporate reorganizations, and assignments of regulatory authorizations. Such requirements may delay, prevent or deter a change in control of our company. In a recently released order, the FCC announced it will forebear from reviewing PRO FORMA assignments and transfers of control of international
Section 214 authorizations. Instead, only post-consummation notifications will be required and then only in the case of PRO FORMA assignments, not PRO FORMA transfers of control. The rules implementing these determinations are not, however, yet in effect. Although we believe that no material penalties would result from our failure to notify the FCC and certain PSCs of a change of control or from our failure to seek prior approval or take certain actions where required, we cannot be certain whether this will be the case.

    FCC INTERNATIONAL. In addition to the general requirement that we obtain authority under Section 214 of the Communications Act and file a tariff containing the rates, terms and conditions applicable to our international services, we also are subject to the FCC's international service policies, certain of which may affect our ability to provide our services in the most economical fashion. For example, the FCC's private line resale policy prohibits a carrier from reselling interconnected international private leased circuits to provide switched services (known as "ISR") to or from a country absent FCC authorization. The FCC will allow ISR between the U.S. and a WTO member country for which it has not previously authorized such service upon a demonstration that (1) settlement rates for at least 50 percent of the settled U.S.-billed traffic between the U.S. and the country at the foreign end of the private line are at or below the benchmark settlement rate adopted by the FCC, or (2) where the country at the foreign end affords resale opportunities "equivalent" to those available under U.S. law. Both conditions must be present before the FCC will authorize private line resale between the U.S. and a non-WTO member country for which the FCC has not previously authorized the provision of private line resale. The FCC has authorized ISR to the following countries: Australia, Austria, Belgium, Canada, Denmark, France, Germany, Hong Kong, Ireland, Italy, Japan, Luxembourg, New Zealand, The Netherlands, Norway, Sweden, Switzerland, United Kingdom. The practical implication for us of this policy is that we are restricted from (i) transmitting calls routed over leased lines between New York and London onward over a leased line to continental Europe (other than to a country approved for ISR); and (ii) transmitting calls from continental European countries (other than those approved for ISR) over leased lines from London and then onward over a leased line between London and New York. The policy may materially limit the best use of our leased lines between New York and London and may result in increased transmission costs on certain calls, which we are not able to pass through to our customers. We note, however, that on March 23, 1999, the FCC released an order simplifying the procedures for obtaining authorization to provide ISR to previously unauthorized countries. Specifically, the rules, which are not yet effective, will reduce both the amount of information required of a carrier seeking authority to provide ISR to a particular country and the FCC's decision making time. Additionally, the FCC is expected to in the near future adopt rules removing competitive routes from the ISR. While this should afford us additional flexibility, it may also increase our competition on these routes.

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

    We are also subject to the FCC's International Settlements Policy ("ISP") which governs the exchange of traffic and settlement between U.S. carriers and their foreign correspondents of the cost of terminating traffic over each other's network. The FCC could find that, absent a waiver, certain terms of our foreign carrier agreements or our actions do not meet the requirements of the ISP. Although the FCC generally has not issued penalties in this area, it has recently issued a Notice of Apparent Liability against a U.S. company for violating the ISP, and it could take other action against a carrier violating the ISP, including issuing a cease and desist order or imposing fines. If the FCC were to impose such fines or other penalties on our company, we do not believe that it would have a material adverse effect on our business.

    FCC DOMESTIC INTERSTATE. We are considered a non-dominant domestic interstate carrier subject to minimal regulation by the FCC. We are not required to obtain FCC authority to expand our domestic interstate operations, but we are required to maintain, and do maintain, a domestic interstate tariff on file with the FCC. The FCC presumes the tariffs of non-dominant carriers to be lawful. Therefore, the FCC does not carefully review such tariffs. The FCC could, however, investigate our tariffs upon its own motion or upon complaint by a member of the public. As a result of any such investigation, the FCC could order us to revise our tariffs, or the FCC could prescribe revised tariffs.

    In late 1996, the FCC ruled that interexchange carriers are no longer required to file their tariffs for domestic interstate interexchange services. In August 1997, the FCC affirmed its decision to end tariff filing requirements for domestic interstate long distance services provided by non-dominant carriers. The FCC also eliminated the requirement that non-dominant long distance carriers disclose information on rates and terms of their products. These detariffing orders have been stayed by the U.S. Court of Appeals for the District of Columbia. Most recently, on March 18, 1999, the FCC adopted an order that would permit the alternative of posting rates on a carrier's web site. This order will not become effective until the Court affirms the FCC's mandatory detariffing scheme.

    The 1996 Telecommunications Act is intended to increase competition in the U.S. telecommunications markets. Among other things, the legislation contains special provisions that eliminate the restrictions on incumbent LECs such as the RBOCs from providing long distance service. These provisions permit an RBOC to enter an "out-of-region" long distance market immediately upon the receipt of any state and/or federal regulatory approvals otherwise applicable in the provision of long distance service. The provisions also permit an RBOC to enter the "in-region" long distance market if it satisfies procedural and substantive requirements, including showing that facilities-based competition is present in its market, that it has entered into interconnection agreements which satisfy a 14-point "checklist" of competitive requirements and that its entry into the "in-region" long distance market is in the public interest.

    A number of RBOCs have made initial applications for the approvals necessary to enter their "in-region" long distance markets, although, to date, all such applications have been denied on the basis that the RBOC has not satisfied the list of competitive requirements. However, there have recently been extensive discussions among the state PSCs, the FCC and RBOCs in order to develop a definitive understanding of these requirements and the specific criteria to measure their satisfaction. These discussions may lead to one or more successful RBOC "in-region" applications in the future. In particular, Bell Atlantic, which serves the New York metropolitan and mid-Atlantic regions is considered by industry observers to be the most likely RBOC to be the first to be permitted to offer long distance services. Because a substantial portion of our customer base and traffic originates in the New York metropolitan area, Bell Atlantic would be a particularly formidable competitor. We expect that Bell Atlantic will have a cost advantage over our company because it will not need to pay access charges, which constitute a substantial portion of our cost of services. See "Risk Factors--Competition."

    The 1996 Telecommunications Act also addresses a wide range of other telecommunications issues that may potentially impact our operations. It is unknown at this time precisely the nature and extent of the impact that the legislation will have on us. On August 1, 1996, the FCC adopted an Interconnection Order implementing the requirements that incumbent LECs make available to new entrants interconnection and unbundled network elements, and offer retail local services for resale at wholesale rates. Important portions of the FCC's order were subsequently overturned by a court order. However, on January 25, 1999, the U.S. Supreme Court upheld most of the challenged rules, finding that the FCC has significant jurisdiction to establish rules to promote competition for competitive local exchange services. Although some of the FCC's rules may be challenged in future proceedings and the Supreme Court decision requires the FCC to conduct additional proceedings to determine new unbundling standards, the Supreme Court decision seems likely to promote competition for telecommunications services generally.

    Section 706 of the Telecommunications Act gives the FCC the right to forbear from regulating a market if the FCC concludes that such forbearance is necessary to encourage the rapid deployment of advanced telecommunications capability. Section 706 has not been used to date, but in January 1998, Bell Atlantic filed a petition under Section 706 seeking to have the FCC deregulate entirely its provision of packet-switched telecommunications services. Similar petitions were filed later by the Alliance for Public Technology and US West Inc. (currently Media One Group Inc.).

    On August 7, 1998, the FCC released an order denying requests by the RBOCs that it use Section 706 of the Telecommunications Act to forbear from regulating advanced telecommunications services. Instead, the FCC determined that advanced services are telecommunications services and that ILECs providing advanced services are still subject to unbundling and resale obligations of Section 251(c) and the in-region interLATA restrictions of
Section 271.

    On the same day, the FCC released a Notice of Proposed Rulemaking ("NPRM") proposing that ILECs be permitted to offer advanced services through separate affiliates. Such affiliates would continue to be prohibited from completing interLATA calls but would not be required to unbundle network elements under Section 251(c).

    On March 31, 1999, the FCC released its Collocation Order. The Collocation Order strengthened collocation requirements applicable to incumbent local exchange carriers ("ILECs") requiring ILECs to permit CLECs to collocate any equipment used for interconnection or access to unbundled network elements even if that equipment includes switching or enhanced service functions.

    The FCC has also significantly revised the universal service subsidy regime. Beginning January 1, 1998, interstate carriers, such as our company, as well as certain other entities, became obligated to make FCC-mandated contributions to universal service funds. These funds subsidize the provision of telecommunications services in high cost areas and to low-income customers, as well as the provisions of telecommunications and certain other services to eligible schools, libraries and rural health care providers. Our share of these federal subsidy funds will be based on our revenues. Our revenues that are subject to the high cost and low income fund are our interstate and international gross end-user telecommunications revenues. Our revenues for the schools and libraries and rural health care fund are our intrastate, interstate and international gross end-user telecommunications revenues. Contribution factors vary quarterly and we and other carriers are billed monthly. In addition, the FCC orders implementing the universal service contribution obligation are subject to petitions seeking reconsideration by the FCC and to certain appeals. Until such petitions and appeals are decided, there can be no assurance as to how the orders will be ultimately implemented or enforced or what effect the orders will have on competition within the telecommunications industry or specifically on our competitive position. Contribution factors for second quarter 1999 are: (i) 3.05% for the high cost, insular and low income funds (interstate and international revenues); and (ii) 0.58% for the schools, libraries, and rural health care funds (intrastate, interstate and international revenues). Because the contribution factors do vary quarterly, the annual impact on our company cannot be estimated at this time, although we do not expect it to be material.

    Our costs of providing long distance services will also be affected by changes in the access charge rates imposed by LECs for origination and termination of calls over local facilities. The FCC has significantly revised its access charge rules in recent years to permit ILECs greater pricing flexibility and relaxed regulation of new switched access services in those markets where there are other providers of access services. The FCC has, for example, created a new presubscribed interexchange carrier charge ("PICC") rate element. The PICC is a flat-rate, per line charge that is recovered by LECs from interexchange providers. Effective January 1, 1998, the initial maximum permitted interstate PICC charge is $0.53 per month for primary residential lines and single-line business lines and $1.50 per month for second and additional residential lines. The initial maximum interstate PICC for multi-line businesses are $2.75 per month, per line. The ceilings are scheduled to increase in July 1999 and then yearly thereafter until they reach certain caps.

    While we currently intend to pass through the costs of both the PICC and our universal service fund contributions to our customers, there can be no assurance that we will be able to or that doing so will not result in a loss of customers. Additionally, we currently have agreements to terminate, originate or exchange traffic with a variety of carriers who, in turn, may be subject to similar agreements with other carriers or LECs. Any change in any of these agreements, whether by operation of law or otherwise, may affect our company's costs or could disrupt our company's ability to terminate, originate or exchange traffic and, therefore, have a material adverse effect on our company.

    The FCC continues to adjust its access charge rules and has indicated that it will promulgate additional rules sometime in 1999 that may grant certain LECs further flexibility. Most recently, the FCC issued an order that clearly established the definition of a "primary line." The FCC defines a primary residential line to be "one residential line provided by a price cap LEC per service location." The FCC retained its price cap rule definition of a single line business subscriber line as a line for which the subscriber pays a rate that is not described as a residential rate in the local exchange service tariff and does not obtain more than one such line from a particular telephone company.

    The 1996 Telecommunications Act also requires interexchange carriers to compensate payphone owners when a payphone is used to originate a telephone call using a calling card. In orders issued in September and October of 1996, the FCC established a compensation scheme that required all carriers to begin compensating payphone owners on a per-call basis beginning October 7, 1997 at a rate $.35 per call. On July 1, 1997, the United States Court of Appeals for the District of Columbia ("D.C. Circuit") issued an opinion reversing in part the FCC's payphone orders. The court ruled that the rate of $.35 per call was arbitrary and capricious and remanded the case to the FCC for further proceedings. The FCC, thereafter, issued a further rulemaking on compensation for payphone owners. On October 9, 1997, the FCC ruled that interexchange carriers are required to compensate payphone owners at a rate of $.284 for all payphone calls. The FCC ruled that this compensation method will be effective from October 7, 1997 through October 7, 1999. On May 15, 1998, the D.C. Circuit remanded the order to the FCC, ruling that the $.284 rate established was arbitrary and capricious, but did not vacate it. On February 4, 1999 the FCC released an order which lowered the payphone compensation rate on a going forward basis to $.240. For amounts already due, the FCC determined that the payphone owners should be compensated at a rate of $.238. As a result of many factors, including a complex and shifting regulatory scheme, many long distance carriers have been the subject of compensation claims by payphone service providers. Several lawsuits have been filed against the Company by payphone service providers alleging that the Company owes such payphone service providers compensation for completed access code and toll free calls that had been carried over the Company's network during the 12 months prior to any claim being made. The Company has paid all payphone compensation that it believes is due under the most recent payphone compensation scheme and believes that the aggregate liability to the Company of all such claims, if concluded in a manner adverse to the Company, would not have a material adverse effect on the Company. However, there can be no assurance that the Company will prevail in these lawsuits.

    The FCC also imposes requirements for the marketing of telephone services and for obtaining customer authorization for changes in a customer's primary long distance carriers. The FCC has recently imposed severe penalties on a number of carriers for "slamming." Under an order recently issued by the

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

FCC, carriers such as our company are required to take certain additional steps to prevent slamming. The FCC is continuing to reexamine its slamming rules.

    STATES. Our predecessor corporation, Econophone, Inc., which was incorporated in New York, received authorization, where necessary, either pursuant to certification, the fulfillment of tariff requirements or notification requirements, to provide long distance services in 49 states. Following the reorganization of Econophone, Inc. as a Delaware corporation, the authorizations were transferred to us. We in turn transferred the authorizations to our wholly-owned subsidiary, Econophone Services, Inc., which recently changed its name to Destia Communications Services, Inc. We are in the process of notifying the various state PSCs and, where necessary, seeking approval in connection with the name change. We cannot be certain that we will obtain all necessary regulatory approvals in connection with the name change.

    Many states also impose various reporting and other requirements. A number of state PSCs have adopted rules governing the markets of telephone services and obtaining customer authorizations for changes of a customers' primary long distance carrier. State commissions also regulate access charges and other pricing for telecommunications services within each state. We may also be required to contribute to universal service funds in some states. States generally retain the right to sanction a carrier or to condition, modify, cancel, terminate or revoke authorization to provide telecommunications services within the state for failure to comply with state law and/or rules, regulations and policies of the state regulatory authorities.

    REGULATION OF THE INTERNET. The use of the Internet to provide telephone service is a recent development. Currently, the FCC is considering whether or not to impose surcharges or additional regulations upon certain providers of Internet telephony. In an April 1998 report to Congress, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet protocol telephony are information services or telecommunications services. It noted that certain forms of phone-to-phone Internet telephony appeared to have the same functionality as non-Internet protocol telecommunications services and lacked the characteristics that would render them information services. On April 5, 1999, US West filed a petition with the FCC asking the FCC to find that IP telephony services are telecommunications services, not enhanced services or information services, and therefore should be subject to access charge and universal service obligations. We cannot predict how the FCC will rule on US West's petition. If the FCC were to determine that certain services are subject to FCC regulations as telecommunications services, it may require these service providers to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. State PSCs may also retain jurisdiction to regulate the provision of intrastate Internet telephony services and could initiate proceedings to do so.

    PATENT RIGHTS RELATING TO PREPAID SERVICES. Various parties have claimed that certain prepaid card providers are infringing upon patent rights held by these parties relating to the provision of prepaid card services. We do not expect that our prepaid card services will be found to infringe upon any third-party patent rights, although there can be no assurance that we would prevail if a claim were asserted by a third party. If we were unable to provide our prepaid card services in the manner in which they currently are provided, it could have a material adverse effect on our business.

    EUROPEAN UNION

    In Europe, the regulation of the telecommunications industry is governed at a supra-national level by legislation passed by the European Commission, the Council and the Parliament of the European Union ("EU"), (formerly the European Communities), consisting of the EU member states: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden and the United Kingdom. The EU has adopted pan-European policies through legislation and developed a regulatory framework to ensure an open and competitive telecommunications market.

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

    As of January 1, 1998 the EU required all special or exclusive rights that restrict the provision of telecommunications services to be abolished. Specific directives have been adopted, which include the Open Network Provision ("ONP") Framework Directive, the Leased Lines Directive, the Revised Voice Telephony Directive, the ONP Adaptation of Full Competition Amending Directive and the Interconnection Directive, the latter of which has been amended to provide for carrier preselection and number portability on or before January 1, 2000. Carrier preselection would enable a customer to access our network over the fixed public telephone network of operators with significant market power without dialing an access code, by "preselecting" our company as its long distance carrier. However, Oftel, the U.K. regulatory authority, already has indicated that it will seek to defer the implementation of carrier preselection in the United Kingdom. Number portability would enable customers to retain their existing telephone numbers when switching to alternative carriers and is already available (although not universally) in the United Kingdom. Some EU member states have been granted temporary waivers from implementing certain EU liberalization requirements and have only fully liberalized recently. Ireland and Portugal have derogations until January 1, 2000 and Greece until January 1, 2001.

    National governments must pass legislation within their countries to give effect to EU directives. Each EU member state in which we currently conduct business has implemented the EU directives differently and we will therefore continue to operate under different national regulatory regimes. The requirements for us to obtain necessary approvals vary between member states and are expected to continue to so vary. See "Risk Factors--Regulatory Restrictions."

    WORLD TRADE ORGANIZATION INITIATIVES. The WTO recently concluded the WTO Agreement, which opens the telecommunications markets of the signatory countries to entry by foreign carriers on varying dates and to varying degrees. The WTO Agreement became effective on February 5, 1998. Pursuant to the WTO Agreement, U.S. companies would have foreign market access for local, long distance and international services, either on a facilities basis or through resale of existing network capacity on a reasonable and non-discriminatory basis. Although the WTO Agreement may open additional markets to us or broaden the permissible services that we can provide in certain markets, the WTO Agreement also may subject us to greater competitive pressures in our markets, with the risk of losing customers to other carriers and reductions in our rates.

    UNITED KINGDOM. Licenses are needed to provide all the international services that we provide in the United Kingdom. Licenses are granted by the Secretary of State for Trade and Industry but enforced by the U.K. regulatory authority under powers granted by the Telecommunications Act, 1984. We have all of the necessary licenses to provide our services in the United Kingdom.

    International simple resellers, such as our company, operate under registrable class licenses. Through our U.K. subsidiary DNS, we have an International Simple Voice Resale Class License (the "ISVR"), which entitles us to resell international message, telephone and private line services. The ISVR license also enables DNS to interconnect with, and lease capacity at wholesale rates from, British Telecom and other public telecommunications operators. We also have an International Facilities License, which authorizes us to provide international telecommunication services over our own international infrastructure.

    Our U.K. customers currently are unable to preselect us as their long distance carrier. Equal access is scheduled to become available in the United Kingdom on January 1, 2000 pursuant to relevant EU directives. However, the national regulatory authority is seeking to defer the implementation of carrier preselection in the United Kingdom until a later date.

    BELGIUM. Since January 1, 1998, licensed operators have been able to provide telephony services in Belgium. On July 15, 1998, the Royal Decree of Voice Telephony removing the last remaining monopolies of Belgacom, the Belgium PTT, was published. These permitted services include all of the services that we currently provide in Belgium.

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

    Providers of voice telephony services must apply for a voice telephony license. We were recently granted a permanent license, which expires in 2014, by the Belgium Minister for Telecommunications.

    In Belgium, "facilities-based" carriers that make investments in infrastructure receive lower interconnection rates than non facilities-based providers. These incentives provide carriers that own infrastructure with a cost advantage over carriers that do not own infrastructure. Because we are not a facilities-based carrier within the meaning of Belgian regulations, we are not eligible for these incentives.

    Preselection currently is unavailable to our customers in Belgium. The Belgian regulatory authorities have not yet introduced the regulations setting forth the criteria that private carriers must satisfy in order to be able to offer preselection to their customers.

    Our interconnection in Belgium has been granted on a temporary basis until July 15, 1999 pending the adoption of certain new telecommunications legislation in Belgium. Once this legislation has been adopted, we will need to enter into a new interconnection agreement with Belgacom. If this new legislation has not been adopted before July 15, 1999, we expect the term of our Belgian interconnection to be extended. Furthermore, once the new legislation is adopted, we expect to be able to enter into a new interconnection agreement with Belgacom. However, there can be no assurance that this will be the case with respect to either of the foregoing. If we were to lose our interconnection with Belgacom in Belgium, we would need to obtain interconnection from another carrier, which could increase our transmission costs in Belgium.

    FRANCE. Since January 1, 1998, licensed private service providers have been able to offer domestic and international long distance voice telephony services to the general public in France after obtaining a voice telephony license. Our French subsidiary, Econophone SA, obtained its voice telephony license during the third quarter of 1998. This license enables us to provide all of our current services in France.

    In order to own and control transmission infrastructure in France, a carrier must obtain an infrastructure license from the Autorite de Regulation de T elecommunications. Because we lease, rather than own, our transmission lines in France, we are not required to have an infrastructure license. France Telecom's standard interconnection offer provides the carriers that own infrastructure with a cost advantage over carriers that do not own infrastructure and are not available to us.

    Preselection currently is unavailable to our customers in France. In addition, seven carriers that have agreed to interconnect on a national basis to the French PSTN in a substantial number of markets have been granted single digit access for their customers. We are not one of these carriers.

    GERMANY. On January 1, 1998, the German telecommunications market was substantially liberalized. Through our interconnection with Deutsche Telekom and on the basis of our carrier identification code, our customers are able to preselect us as their carrier for certain services. In Germany, our activities are governed by the Telecommunications Act of July 25, 1996 (the "German Telecommunications Act"). Under the German Telecommunications Act, the provision of "voice telephone service," which includes services involving switching in Germany, over a privately owned telecommunications network, requires a Class 4 license under the German Telecommunications Act. We received a Class 4 license during the second quarter of 1998, which enables us to provide voice telephony services throughout Germany.

    The German Telecommunications Act and the Network Access Ordinance require public telecommunications network operators to offer interconnection at the request of other network interconnection operators. This requires Deutsche Telekom to allow other providers interconnection to its telecommunications networks. During the fourth quarter of 1998, we entered into an interconnection agreement with Deutsche Telekom, which expired at the end of February 1999. We initiated a legal action with the German regulatory authorities on February 25, 1999 that challenged the terms of interconnection being offered by Deutsche Telekom and requested the German regulatory authorities to issue a

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preliminary order and a final order requiring Deutsche Telekom to offer reasonable interconnection terms to maintain continued interconnection of our German network with Deutsche Telekom's network.

    A large number of other competitive carriers, government authorities and industry associations are now participating in this legal action, since the determination on these issues is likely to have industry-wide consequences for all competitive carriers that interconnect with Deutsche Telekom in Germany. Deutsche Telekom, as a market-dominating operator, is obligated to grant us access to its network. In addition, certain conditions of such network access may be determined by the regulatory authorities. Nevertheless, it is uncertain if the regulatory authorities will grant us access on desirable terms and conditions. If Deutsche Telekom were permitted to restrict our interconnection, our transmission costs in Germany would increase and the services we could offer might be limited.

    SWITZERLAND. With the implementation of the Telecommunication Act of 1997 on January 1, 1998, Switzerland became a fully liberalized telecommunications market. The provision of our services in Switzerland does not require a license, although we are required to make certain notice filings.

    Our Swiss subsidiary, Econophone GmbH, signed an interconnection agreement with Swisscom, the Swiss PTT, during the second quarter of 1998. Our interconnection with Swisscom enables our customers to preselect our company as their long distance carrier in Switzerland.

    AUSTRIA. We recently obtained a license from the Austrian regulator, Telekom-Control-Commission, to provide public telephone service in Austria for an unlimited time period. We are one of 13 telecommunications services providers in Austria. We plan to file an application for interconnection in Austria.

    CANADA

    The domestic long distance market in Canada was first opened to resale competition in 1990 and then to facilities-based competition in 1992. Although Canada's international market was also opened to competition in 1992, most facilities-based competitors were not permitted to enter this market due to a long-standing monopoly held by Teleglobe Canada. As a signatory to the WTO Agreement, Canada agreed to end Teleglobe Canada's monopoly on Canada-overseas transmission facilities effective on October 1, 1998. We received a license early in the first quarter of 1999 which authorizes us to provide to offer international long distance services to our customers in Canada. The provision of domestic long distance services in Canada does not require a license, although we are required to make certain notice filings. As a reseller of long distance services, we are currently not subject to any foreign ownership restrictions in Canada.

EMPLOYEES

    As of December 31, 1998, we had 877 employees, an increase from the 408 employees that we had at December 31, 1997. The breakdown of our employees by region as of December 31, 1998 was as follows:

                                                                  NUMBER
REGION                                                         OF EMPLOYEES
------------------------------------------------------------  ---------------
Continental Europe..........................................           108
United Kingdom..............................................           247
North America...............................................           522
                                                                       ---
Total.......................................................           877

    Our North American employees are based principally in our offices in Paramus, New Jersey (executive offices); New York, New York; Brooklyn, New York; College Station, Texas; and St. Louis, Missouri. In Europe, our employees are based principally in offices located in cities where we have a

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switch. We have never experienced a work stoppage and our employees are not represented by a labor union or a collective bargaining agreement. We consider our employee relations to be good.

LITIGATION

    We are from time to time a party to litigation that arises in the ordinary course of our business operations or otherwise. We believe that we are not presently a party to any litigation that, if decided in a manner adverse to us, would have a material adverse effect on our business or operations.

PROPERTIES

    All of our facilities are leased from third parties. Our principal facilities are located in Paramus, New Jersey; College Station, Texas; Brooklyn, New York; and London, England. Our network operations center is located in St. Louis, Missouri. We also maintain sales offices in several cities in the United States including in most switch locations and in the following European cities, among others:

    - Amsterdam, The Netherlands

    - Antwerp, Belgium

    - Athens, Greece

    - Berlin, Germany

    - Brussels, Belgium

    - Frankfurt, Germany

    - Hamburg, Germany

    - London, England

    - Lyon, France

    - Marseilles, France

    - Paris, France

    - Vienna, Austria

    - Zurich, Switzerland

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


                                     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DESTIA COMMUNICATIONS, INC.

                                      By:       /s/ RICHARD L. SHORTEN, JR.
                                          ----------------------------------

                                      Name:     RICHARD L. SHORTEN, JR.
                                      Title:    Senior Vice President and
                                                 General Counsel

Dated:  April 20, 1999

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